UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Gulfport Energy Corporation

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14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF 2014 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Thursday June 12, 2014 10:00 a.m. local time 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134

April 30, 2014

Dear Gulfport Energy Corporation Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 on Thursday, June 12, 2014, at 10:00 a.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person.

You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2013 Annual Report to Stockholders is either enclosed with these materials or has previously been mailed to you. This proxy statement and our 2013 Annual Report to Stockholders are also available on our website at www.gulfportenergy.com/proxy.

In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Gulfport Energy Corporation is appreciated. We look forward to seeing you on June 12, 2014.

Sincerely,

	Michael G. Moore	David L. Houston
	Chief Executive Officer and President	Chairman of the Board

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2014

To our Stockholders:

The Annual Meeting of Stockholders of Gulfport Energy Corporation will be held on June 12, 2014 at 10:00 a.m., local time, at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, for the following purposes:

1.	To elect six directors to serve until the Company’s 2015 Annual Meeting of Stockholders;

2.	To approve our 2014 Executive Annual Incentive Compensation Plan;

3.	To hold an advisory vote on the Company’s executive compensation;

4.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.

Only stockholders of record at the close of business on April 23, 2014 or their proxy holders may vote at the meeting. Directions to the meeting can be obtained from the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2014. This proxy statement and the Company’s 2013 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

By Order of the Board of Directors,

Michael G. Moore Chief Executive Officer and President

This notice and proxy statement are first being mailed to stockholders on or about May 8, 2014.

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

PROXY STATEMENT

i

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Gulfport Energy Corporation, which we refer to as “Gulfport,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2014 Annual Meeting of Stockholders. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and consistent with the advisory vote of the Company’s stockholders obtained in 2011, the Company’s board of directors is providing the Company’s stockholders with a non-binding advisory vote on, among other proposals, the Company’s executive compensation. This and other proposals to be voted on by the Company’s stockholders at the 2014 Annual Meeting of Stockholders are described in more detail below.

What am I voting on?

You are voting on:

•	The election of directors (see Proposal 1 beginning on page 5);

•	The approval of our 2014 Executive Annual Incentive Compensation Plan (see Proposal 2 on page 39);

•	The approval, on an advisory basis, of the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 3 on page 43);

•	The ratification of Grant Thornton LLP as our independent auditors for 2014 (see Proposal 4 beginning on page 44); and

•	Any other business properly coming before the meeting.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendations can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect the nominated directors;

•	FOR the proposal to approve our 2014 Executive Annual Incentive Compensation Plan;

•	FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement; and

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2014.

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on the record date, which is April 23, 2014. Each share of common stock is entitled to one vote. As of April 1, 2014, we had 85,424,391 shares of common stock outstanding and entitled to vote, excluding 529,312 shares of our restricted common stock granted under our 2013 Restated Stock Incentive Plan or its predecessors, but not yet vested. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 23, 2014 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.

How many votes are needed to approve each of the proposals?

In April 2014, our board of directors amended our bylaws to provide for the election of directors in uncontested elections by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Prior to this amendment, our bylaws provided for the election of directors by a plurality of the votes cast by the stockholders present in person or represented by proxy at a meeting of stockholders and entitled to vote thereon. Accordingly, for purposes of the Annual

Meeting, if a quorum is present, directors will be elected by the affirmative vote of a majority of the votes cast, in person or by proxy. The number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Stockholders may not cumulate their votes with respect to the re-election of directors. If any incumbent director is not elected because he does not receive a majority of the votes cast, he is required to immediately tender his or her resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken; provided, however, that the board will act on such resignation and publicly disclose its decision to accept or reject such resignation and the rationale behind such decision within 90 days from the date of the certification of the director election results.

Each of Proposals 2, 3 and 4 require the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Except with respect to the proposal to ratify our independent auditors, where broker non-votes will be counted, only votes for or against these proposals will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2014 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on that proposal. This is a broker non-vote. The proposals to elect directors, to approve our 2014 Executive Annual Incentive Compensation Plan and to approve, on an advisory basis, the Company’s executive compensation are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.

How are votes counted?

In the election of directors contemplated by Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to one or more of the nominees. For Proposals 2, 3 and 4, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

What if I return my proxy but don’t indicate my vote on the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR the approval of our 2014 Executive Annual Incentive Compensation Plan, FOR approving, on an advisory basis, the Company’s executive compensation as described in this proxy statement and FOR the ratification of Grant Thornton LLP as our independent auditors for 2014.

Could other matters be decided at the Annual Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Annual Meeting is open to all holders of our common stock.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2013 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

Board of Directors Information

What is the makeup of the board of directors and how often are the members elected?

Our board of directors currently consists of six members who are elected annually. The majority of these directors are independent under the Nasdaq listing standards.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.

How are directors compensated?

Our policy is that members of our board of directors who are also our officers or employees do not receive compensation for their services as directors. The compensation of our non-employee directors is described below.

Cash Compensation

In 2013, we paid our non-employee directors a monthly retainer of $1,000 and a per meeting in-person attendance fee of $500 and reimbursed all ordinary and necessary expenses incurred by non-employee directors in the conduct of our business. In addition to the fees described above, each committee member of our board of directors received $3,000 per year for his service on each committee, provided that the committee chairman received $4,500 per year per committee. Consistent with the recommendations of Longnecker & Associates, an independent compensation consulting firm, effective January 1, 2014, the cash compensation we pay our non-employee directors was changed, and we now pay our non-employee directors an annual retainer of $40,000, an attendance fee of $1,000 for each board meeting attended in person in 2014, increasing to $1,500 in 2015, and an attendance fee of $500 for each board meeting attended telephonically in 2014, increasing to $750 in 2015. In addition, effective January 1, 2014, the Chairman of the Board now receives an additional $65,000 annual retainer, the audit committee chairman receives an additional $15,000 annual retainer and the chairman of each of the compensation committee and the nominating committee receives an additional $10,000 annual retainer. The annual retainer paid to each committee member that is not the chairman of the respective committee remains $3,000 per year, although, effective January 1, 2014, each committee member is entitled to a $500 attendance fee for each committee meeting attended in person in 2014, increasing to $1,000 in 2015, and a $250 attendance fee for each committee meeting attended telephonically in 2014, increasing to $500 in 2015. In addition, on December 10, 2013, each of our then-serving non-employee directors was granted a $100,000 bonus for 2013, payable approximately one-half in shares of restricted stock (863 shares based on a closing price of $57.91 per share on December 10, 2013) and approximately one-half in cash. The shares of restricted stock will vest on December 10, 2014.

Equity Compensation

From time to time, we have provided our non-employee directors with equity compensation under our stock incentive plans as additional compensation and incentive. As described immediately above, on December 10, 2013, we granted 863 shares of our restricted common stock to each of our then-serving non-employee directors under our 2013 Restated Stock Incentive Plan, which shares will vest on December 10, 2014. This equity grant was part of a $100,000 bonus that our compensation committee elected to award to each of our non-employee directors at such time for 2013, which was payable approximately one-half in shares of common stock of the Company with a grant date of December 10, 2013 and approximately one-half in cash. Effective January 1, 2014, our non-employee directors will receive an annual grant of restricted stock with an aggregate value of approximately $100,000 based on the closing price of our common stock on the date of grant, with vesting to occur on the first anniversary of the date of grant.

Further details regarding our director compensation in 2013 are set forth under the heading “Director Compensation” below.

Insurance and Indemnification

We provide liability insurance for our directors and officers at a current annual cost of approximately $585,894. In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers.

How often did the board of directors meet in 2013?

The board of directors met 12 times in 2013. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended at least 75% of the aggregate meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2015 Annual Meeting of Stockholders and until each such director’s successor is elected are:

MICHAEL G. MOORE, age 57. Mr. Moore was appointed as our Chief Executive Officer and as a member of our board of directors on April 22, 2014, and has served as our President since August 2013 and as our Chief Financial Officer and Secretary from July 2000 to April 2014. He will continue to serve as our interim Chief Financial Officer until his successor has been appointed. Mr. Moore also served as our Interim Chief Executive Officer from February 15, 2014 until his appointment as our Chief Executive Officer on April 22, 2014. From May 1998 through July 2000, Mr. Moore served as Vice President and Chief Financial Officer of Indian Oil Company. From September 1995 through May 1998, Mr. Moore served as Controller of DLB Oil & Gas, Inc. Prior to that, Mr. Moore served as Controller of LEDCO, Inc., a Houston based gas marketing company. Mr. Moore received both his Bachelor of Business Administration Degree in Finance and his Master’s in Business Administration from the University of Central Oklahoma.

DONALD L. DILLINGHAM, age 51. Mr. Dillingham has served as a director of the Company since November 2007. Since April 2007, Mr. Dillingham has served as Chief Executive Officer of Oak Hills Holdings, a holding company comprised of Avondale Investments, LLC, Merit Advisors, Inc. and Oak Hills Securities, each of which is a registered investment advisor. From August 2001 until July 2003, Mr. Dillingham served as the Senior Portfolio Manager for two mutual funds, a member of the investment committee of Merit Advisors, Inc. and the Vice-President/Treasurer and director of the Merit Advisors Investment Trust. From August 2002 to December 2004, Mr. Dillingham served as an adjunct professor of finance at the University of Oklahoma. From April 1998 to August 2001, Mr. Dillingham served as Senior Vice President, portfolio manager and state director for J.P. Morgan Investment Management. From March 1996 to April 1998, Mr. Dillingham served American Express as the state director responsible for managing the financial planning services and product sales for the state of Oklahoma. From May 1994 to December 1996, Mr. Dillingham worked for Bank of America as Vice-President of Investment Banking. Mr. Dillingham began his career in the finance industry with Stifel, Nicolaus as a fixed income analyst, risked based market maker and sales manager from August 1984 to May 1994. Mr. Dillingham is also the founder of Fortress Storage Solutions, a multi-unit self-storage company, and Dillingham Outdoor, an advertising company. Mr. Dillingham has also served since May 2009 as an independent director and chairman of the audit committee for Emerging Brands, a privately-held restaurant holding company. From 2009 to 2011, Mr. Dillingham served as an independent director and chairman of the audit committee for The Beard Company, a publicly-traded energy company. Mr. Dillingham is active in the community and has served in a variety of leadership roles in local organizations. He is an enrolled member of the Muscogee (Creek) Indian Nation, and after ten years of service, recently rotated off the board of Oklahoma’s Native American Cultural and Education Authority. Mr. Dillingham received a Bachelor’s of Business and Administration in Accounting from the University of Oklahoma and his Master’s of Business and Administration in Finance from Oklahoma City University. Mr. Dillingham is a Chartered Financial Analyst, a Certified Public Accountant and a Certified Financial Planner.

CRAIG GROESCHEL, age 46. Mr. Groeschel has served as a director of the Company since August 2011. Since 1996, Mr. Groeschel has served as a founding pastor of LifeChurch.tv, one of the largest churches in the United States, reaching over 30,000 people each weekend. Since founding LifeChurch, Mr. Groeschel has served on its Board of Directors. Under Mr. Groeschel’s leadership, LifeChurch has grown to 15 locations in the United States. Mr. Groeschel received a Bachelor’s in Business Marketing from the Oklahoma City University and a Master’s of Divinity from the Phillips Graduate Seminary. Mr. Groeschel is a frequent speaker at various domestic and international forums and an author of a number of books.

DAVID L. HOUSTON, age 61. Mr. Houston has served as a director of the Company since July 1998 and as Chairman of the Board since July 2013. Since 1991, Mr. Houston has been the principal of Houston Financial, a firm that offers life and disability insurance, compensation and benefits plans and wealth management services with a focus on the energy sector. Since 2000, Mr. Houston has managed a mineral trust with approximately 9,200 net acres in Oklahoma, Texas, Kansas and New Mexico, which includes responsibility for leasing and production matters. Mr. Houston served on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008. Mr. Houston has served as a member of the board of directors of Diamondback Energy, Inc. (Nasdaq: FANG) since October 2012, is a member of its audit and compensation committees and is the chair of its nominating and corporate governance committee. He also served as a director of Bronco Drilling Company from May 2005 until December 2010 and was a member of its audit committee. Mr. Houston received a Bachelor of Science Degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University.

MICHAEL S. REDDIN, age 54. Mr. Reddin was appointed to our board of directors on April 22, 2014. Since August 2009, Mr. Reddin has been president and chief executive officer of Davis Petroleum Corporation, an independent private oil and gas exploration, development, acquisitions and production company focused primarily in the onshore Gulf Coast and deep-water Gulf of Mexico. Mr. Reddin has also served as chairman of the board of directors of Davis Petroleum Corporation since March 2013. From October 2008 to June 2009, Mr. Reddin served as president, chief executive officer and a member of the board of directors of Kerogen Resources, Inc., an early-stage exploration and production company focused on the development of North American shale plays. Before Kerogen Resources Inc., Mr. Reddin spent 2000 through 2008 at BP America Inc. focused in the development of its Gulf of Mexico assets, where he served as Vice President of Production, Vice President of Development and several other leadership roles. Earlier, Mr. Reddin served in technical, financial and asset management positions of increasing responsibility at ARCO Oil & Gas Company and Vastar Resources, Inc. Mr. Reddin also served on the board of director of Berry Petroleum Company from 2011 to 2013. Mr. Reddin earned a Bachelor’s Degree in Mechanical Engineering from Texas A&M University.

SCOTT E. STRELLER, age 45. Mr. Streller has served as a director of the Company since August 2006. He currently serves as chairman of Company’s Nominating Committee and as a member on the Audit and Compensation Committees. In 1992, Mr. Streller founded the Scott Streller Insurance and Financial Services Agency (Farmers Insurance), which has been recognized both regionally and nationally as one of the top agencies within the Farmers Insurance Group of Companies. Mr. Streller is active in the community and has served in a variety of leadership roles in local public and non-profit organizations. Additionally, Mr. Streller frequently serves as a guest lecturer at local universities and insurance and financial services seminars. Mr. Streller earned a Bachelor’s Degree in Business Management from the University of Central Oklahoma. In addition, Mr. Streller received a Master’s in Athletic Administration from Oklahoma State University, where he served as a Graduate Assistant Coach in men’s basketball under Coach Eddie Sutton.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?

Our board of directors has the following committees:

Committee	Members	Principal Functions	Number of Meetings in 2013

Audit	Donald L. Dillingham David L. Houston* Scott E. Streller

•    Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

•    Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.

•    Monitors our compliance with legal and regulatory requirements.

•    Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•    Reviews and approves related party transactions.

•    Appoints, determines compensation, evaluates and terminates our independent auditors.

•    Pre-approves audit and permissible non-audit services to be performed by the independent auditors.

•    Prepares the report required by the Securities and Exchange Commission, or the SEC, for the inclusion in our annual proxy statement.

•    Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

Ten (10)

Committee	Members	Principal Functions	Number of Meetings in 2013

Compensation	David L. Houston* Michael S. Reddin** Scott E. Streller

•    Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

•    Assists the board of directors in discharging its responsibilities relating to the compensation of our executives, including our chief executive officer, and other key employees.

•    Administers our equity-based compensation plans, including the grants of stock options, restricted stock awards and other equity awards under such plans.

•    Reviews, approves and administers our cash-based incentive bonus plans, including the establishment of performance criteria, targets and awards under our 2014 Executive Annual Incentive Compensation Plan.

Six (6)

•    Makes recommendations to the board with respect to incentive compensation.

•    Conducts annual performance evaluation of the committee.

•    Reviews disclosure related to executive compensation in our proxy statement.

•    Reviews and considers the stockholders’ advisory vote on executive compensation and the frequency of holding such advisory vote.

•    Reviews and reassesses the adequacy of the compensation committee charter.

Nominating	Donald L. Dillingham David L. Houston Michael S. Reddin** Scott E. Streller*

•    Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.

•    Selects and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.

•    Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.

•    Reviews and recommends to the board of directors appropriate corporate governance policies and procedures for the Company.

•    Conducts an annual assessment of the qualifications and performance of the board of directors.

•    Annually reviews and reports to the board of directors on the performance of management.

•    Reviews and reassesses the adequacy of the nominating committee charter.

Two (2)

*	Committee Chairperson
**	Joined committee upon his appointment to the Board on April 22, 2014.

Do the committees have written charters?

Yes. The charters for our Audit Committee, Compensation Committee and Nominating Committee can be found on our website at www.gulfportenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, by writing to our Corporate Secretary, Michael G. Moore, at Gulfport Energy Corporation, 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

Corporate Governance Matters and Communications with the Board

Who are our independent directors?

Our board of directors has determined that Donald L. Dillingham, Craig Groeschel, David L. Houston, Michael S. Reddin and Scott E. Streller meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.

Our board of directors has determined that each member of the Audit Committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the Audit Committee is financially literate under the Nasdaq listing standards and that each of Mr. Houston, who serves as the Chairman of the Audit Committee, and Mr. Dillingham qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our board of directors has also determined that each member of the Compensation Committee and the Nominating Committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors. During 2013, our non-management directors met in an executive session on October 15, 2013.

How can I communicate with the board of directors?

Individuals may communicate with our board of directors or individual directors by writing to our Corporate Secretary, Michael G. Moore, at Gulfport Energy Corporation, 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or a committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. Five of our six directors then-serving attended the 2013 Annual Meeting of Stockholders in person.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer and all senior financial officers. Our Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Investor Relations—Corporate Governance” caption.

Nominating Process for Directors, Director Qualifications and Review of Director Nominees

The Nominating Committee is comprised of four non-employee directors, all of whom are independent under Nasdaq listing standards. As provided by the Nominating Committee’s charter, our Nominating Committee identifies, investigates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management and through the use of third-party search firms.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our business. It is the policy of our board of directors that at all times at least a majority of its members meets the standards of independence promulgated by Nasdaq and the SEC and that all members reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our operations and the interests of our stockholders. In addition to the foregoing factors, our Nominating Committee considers diversity in its evaluation of candidates for board membership. Although our board of directors does not have a formal diversity policy, our board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. Our Nominating Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.

We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending meetings of the board of directors and applicable committee meetings. In accordance with its charter, our Nominating Committee periodically reviews the criteria for the selection of directors to serve on our board and recommends any proposed changes to our board of directors for approval.

Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors. See “Submission of Future Stockholder Proposals” below for additional detail regarding submitting director nominees.

Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and capability on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.

Our Nominating Committee approved the director nominees submitted for election at this Annual Meeting. Each nominee is a current board member and brings a strong and unique background and set of skills to our board of directors, giving our board of directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the candidates submitted for election at this Annual Meeting, our Nominating Committee considered such candidates’ past service on our board and the information discussed in each of the directors’ individual biographies set forth beginning on page 5 above. In particular, with regard to Mr. Dillingham, our Nominating Committee considered his strong background in finance and risk assessment and management developed as part of his career as a registered investment advisor and portfolio manager, as well as his academic experience. With regard to Mr. Groeschel, our Nominating Committee considered his leadership and prior board service at a non-profit organization, community involvement and administrative and public speaking skills. With regard to Messrs. Houston and Streller, our Nominating Committee considered their respective business backgrounds and risk assessment skills. Mr. Moore’s public company experience while serving in various executive officer capacities at Gulfport and leadership skills that led to his promotion as our Chief Executive Officer in April 2014, as well as his strong oil and natural gas background and extensive experience in finance, accounting, financial reporting, internal controls and corporate governance, led our Nominating Committee to appoint Mr. Moore as a director and a nominee and to conclude that he should serve as one of our directors. Mr. Reddin’s upstream engineering and operations expertise, prior public company experience and over 30 years of energy industry experience led our Nominating Committee, following an extensive search process undertaken by Preng & Associates, an independent third-party search firm, in which approximately 80 potential candidates were reviewed, to appoint Mr. Reddin as a director and to recommend Mr. Reddin as a nominee and to conclude that he should serve as one of our directors. As part of the search process, Preng & Associates completed an assessment of the current Board composition, identified numerous candidates and conducted interviews to support the nominating committee in the selection process. Each of the director nominees has consented to serve as a director if elected.

Director Leadership Structure

Since December 2005, the positions of Chairman of the Board and Chief Executive Officer have been held by two different individuals. Mike Liddell, our former Chairman of the Board, did not stand for re-election as a director at our 2013 annual meeting of stockholders held on June 13, 2013 and, effective as of that date, resigned as the Chairman of the Board. In July 2013, our board of directors amended our bylaws to make the Chairman of the Board a non-executive position, to be elected from among the directors by the board, and named Mr. Houston as Chairman of the Board until his successor is duly appointed. On February 14, 2014, as previously announced, James D. Palm retired as our Chief Executive Officer and resigned from our board of directors. He has been replaced as our Chief Executive Officer and as a member of our board of directors by Michael G. Moore. Separating the positions of Chairman of the Board and Chief Executive Officer has allowed our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board has provided leadership to our board of directors and worked with the board of directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board has set the board agendas, with the input from other members of the board and our management, facilitated communications among and information flow to directors, had the power to call special meetings of our board of directors and stockholders and presided at meetings of our board of directors and stockholders. The Chairman of the Board has also advised and counseled our Chief Executive Officer and other officers. Our board of directors does not have a position of a lead director.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Five out of six of our director nominees are independent under the Nasdaq listing standards and SEC rules. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our Audit, Nominating and Compensation committees, each having an independent chairperson. Specifically, the chair of our Audit Committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our Compensation Committee oversees our compensation policies and practices and their impact on risk and risk management. The chair of our Nominating Committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

Board of Director’s Role in Risk Oversight

As an exploration and production company, we face a number of risks, including risks associated with the supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions, including hurricanes, that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face as a company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. It its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and Chief Financial Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend board meetings or are otherwise available to confer with the board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the Company with senior management.

While our board of directors is ultimately responsible for risk oversight at the Company, our three committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our Nominating Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the Audit Committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the Audit Committee is set forth in its written charter, which is posted on our website at www.gulfportenergy.com. The following report summarizes certain of the Audit Committee’s activities with respect to its responsibilities during 2013.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2013.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2013, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Interim Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Audit Committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control—Integrated Framework, management did not identify any material weaknesses in our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2013, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014. Our internal control over financial reporting as of December 31, 2013 has been audited by Grant Thornton LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014. The Audit Committee reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The Audit Committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Rules on Auditing Standard No. 16, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the board of directors. Based on its review and discussions noted above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

THE AUDIT COMMITTEE

David L. Houston, Chairman

Donald L. Dillingham

Scott E. Streller

Executive Officers

The following table sets forth the name, age and positions of each of our executive officers as of the record date:

Name	Age	Position
Michael G. Moore	56	Chief Executive Officer, President and Interim Chief Financial Officer
J. Ross Kirtley	59	Chief Operating Officer
Stuart A. Maier	60	Vice President of Geosciences
Steve R. Baldwin	60	Vice President of Reservoir Engineering

Biographical information for Mr. Moore is set forth in this proxy statement under the heading “Election of Directors and Director Biographies.”

J. ROSS KIRTLEY. Mr. Kirtley has served as Chief Operating Officer of the Company since April 22, 2014. Previously, Mr. Kirtley served as Chief Operating Officer of our Ohio activities from October 2013 through April 22, 2014. From January 2007 to January 2013, he served as Vice President of Services for Sandridge Energy, Inc. and President of Lariat Services, Inc., Hondo Heavy Haul, Inc. and Chapparal Supply, LLC, each a wholly-owned subsidiary of Sandridge Energy, Inc. Prior to joining Sandridge Energy, Inc., Mr. Kirtley served as Business Manager for NOMAC Drilling, Inc., a wholly-owned subsidiary of Chesapeake Energy Corporation. Mr. Kirtley graduated from Southwestern Oklahoma State University in 1977.

STUART A. MAIER. Mr. Maier has served as a Geological/Geophysical Manager of the Company since May 1998. From 1993 to May 1998, Mr. Maier had served as Senior Geologist with DLB Oil & Gas, Inc. From 1992 until joining DLB Oil & Gas, Inc., Mr. Maier was a consulting geologist/geophysicist and, from 1981 to 1991, Mr. Maier was a geologist/geophysicist with The Anschutz Corporation, an oil and natural gas exploration and production company. From 1979 to 1981, Mr. Maier was a production geologist for Gulf Oil Exploration and Production Company. From 1977 to 1979, Mr. Maier was a well site geologist. Mr. Maier received a Bachelor of Science Degree in Geology from the University of Missouri. Mr. Maier is a member of the American Association of Petroleum Geologists.

STEVE R. BALDWIN. Mr. Baldwin has served as a Senior Reservoir Engineer of the Company since October 2006. From February 2001 through September 2006, he served as Senior Reservoir and Acquisition Engineer for Chaparral Energy Inc. From 1996 to December 2000, Mr. Baldwin served as Senior Operations Engineer for Saba Energy of Texas, Inc. Prior to that, Mr. Baldwin served as Operations Manager for Merrico Resources. Mr. Baldwin began his career with Mobil Oil Corporation after receiving his Bachelor of Science Degree from the University of Oklahoma. Mr. Baldwin is a member of the Society of Petroleum Engineers.

Executive Compensation

Compensation Discussion and Analysis

Overview

The compensation discussion and analysis set forth below provides an overview of our compensation program, including the objectives and rationale of each element of compensation, for each of our named executive officers. This section also describes the actions and decisions of the compensation committee of our board of directors, and of our board of directors, as they relate to our executive compensation decisions. The compensation committee, which is composed entirely of independent directors, is primarily responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our executive officers. In particular, the compensation committee’s current role is to oversee, on behalf of our board of directors, our compensation and benefit plans and policies, administer our stock plans (including reviewing and approving equity grants to directors and executive officers), administer our annual cash incentive bonus plans (including the establishment of performance criteria, targets and awards under our 2014 Executive Annual Incentive Compensation Plan) and review and approve annually all compensation decisions relating to our named executive officers. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a member of the committee or to a subcommittee consisting of members of the committee, although no such delegations were made in 2013. The compensation committee meets at least annually to review executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our equity-based compensation plans and cash incentive bonus plans. The compensation committee operates in accordance with its charter, which was amended and restated in January 2014 and sets forth the committee’s powers and responsibilities, which are described in more detail under the heading “Election of Directors and Director Biographies—What are the committees of the Board?”

As discussed in more detail below under “Potential Payments Upon Termination, Resignation or Change of Control,” James D. Palm, our former Chief Executive Officer and a former member of the board of directors, retired from all positions with the Company effective February 15, 2014, and Mike Liddell, our former Chairman of the Board, did not stand for re-election at our 2013 annual meeting of stockholders and, at such time, resigned as Chairman of the Board effective June 13, 2013. We began a nationwide search with Preng & Associates for Mr. Palm’s successor in February 2014, and the board of directors conducted a review of both internal and external candidates. During this interim period, Michael G. Moore, our President and then-Chief Financial Officer, assumed management responsibilities associated with the office and acted as Interim Chief Executive Officer pending the conclusion of the board’s search. Upon the conclusion of this search, the board determined that it is in the best interests of the Company and its stockholders to appoint Mr. Moore as Chief Executive Officer and as a member of our board of directors, and he was appointed to serve in these capacities on April 22, 2014. Mr. Moore will also continue serving as our President and will serve as our Chief Financial Officer until a new Chief Financial Officer is appointed.

Compensation Philosophy and Objectives

The objectives of our compensation program are to:

•	attract and retain key executives;

•	align the interests of our executives with those of our stockholders; and

•	motivate and reward individual performance and contributions to the Company’s success and financial performance.

Highlights of Company Performance in 2013

The following performance graph compares our cumulative total shareholder return (assuming dividend reinvestment) from January 1, 2009 through January 1, 2014, against the average performance of our 2013 proxy peer group identified by Longnecker & Associates (excluding Athlon Energy Inc., which was not publicly-traded until August 2013), as described below under “Compensation Decisions for 2013 and Changes in Compensation for 2014,” and against the Standard & Poor’s 500 Stock Index, a broad market index, or the S&P 500 Index. The graph assumes an investment of $100 on such date, and that all dividends were reinvested. In 2013 and over this five-year period, we outperformed each of the peer group and the S&P 500 Index.

Compensation Decisions for 2013 and Changes in 2014

In the fall of 2012, the compensation committee engaged Equilar, an outside consultant, to provide executive compensation analysis for 2012 focusing on how base salaries, annual bonuses, equity awards and total compensation packages of our Chief Executive Officer and Chief Financial Officer compared to such compensation elements of similarly situated executives at peer group companies. The 2012 Equilar survey included the following industry peer companies: Abraxas Petroleum Corporation, Approach Resources Inc., Berry Petroleum Company, Carrizo Oil & Gas, Inc., Chesapeake Energy Corporation, Concho Resources Inc., Continental Resources, Inc., Devon Energy Corporation, Energy XXI (Bermuda) LTD, EV Energy Partners, LP, Goodrich Petroleum Corporation, Halcon Resources Corp., Laredo Petroleum Holdings, Inc., PDC Energy, Inc., Petroquest Energy Inc., Sandridge Energy Inc., SM Energy Company, Stone Energy Corporation, Swift Energy Company, W&T Offshore, Inc. and Whiting Petroleum Corporation. The 2012 Equilar survey revealed that the total compensation of each of these named executive officers was below both the median and the mean amounts of total compensation received by similarly situated executives at peer group companies based on information publicly-available at the time. Furthermore, each element of these named executive officers’ compensation was below the median and the mean amounts for similarly situated executives at peer group companies, except that the amount of the 2012 annual bonus for Mr. Palm (our then-Chief Executive Officer) exceeded both the median and mean annual bonus of such similarly situated executives and the value of Mr. Palm’s 2012 restricted stock award exceeded the median value of restricted stock awards granted to such similarly situated executives based on information publicly-available at the time.

In February 2013, once the Company’s 2012 results of operations were available, the compensation committee reviewed the compensation packages for Mr. Liddell (our then-Chairman of the Board), Mr. Palm (our then-Chief Executive Officer) and Mr. Moore (our then-Chief Financial Officer) for 2013 in light of our prior year’s performance and the 2012 Equilar survey of compensation packages of similarly situated executive officers at peer group companies. During such review, the compensation committee evaluated our strategy for recruiting, retaining and motivating our named executive officers and key employees. The committee discussed and evaluated the 2013 compensation packages for Mr. Palm, Mr. Liddell and Mr. Moore in light of the Company’s performance, the value each executive brings to the Company, market trends, competitive market data, economic climate, the respective experience and leadership roles of these executives and the Company’s desire to retain these executives. The compensation committee noted the Company’s strong performance metrics as compared to its peers, citing the committee’s focus on total stockholder return as a key performance metric in determining executive compensation. After considering the foregoing, the compensation committee determined that the 2013 base salary for each of Messrs. Palm, Liddell and Moore would be $400,000 effective February 2013, and determined to grant each of Messrs. Palm, Liddell and Moore 50,000 shares of restricted stock which, in the case of each executive, would vest in 12 quarterly installments beginning on March 15, 2013, with 20,000 shares vesting in 2013, 16,667 shares vesting in 2014 and 13,333 shares vesting in 2015.

In September 2013, the compensation committee engaged Longnecker & Associates, an independent compensation consulting firm, to, among other things, (i) conduct a peer analysis to aid the committee in determining the appropriate peer group for 2013 and 2014, (ii) conduct an analysis of the Company’s executive compensation for Mr. Palm and Mr. Moore, including with respect to base salary, targeted annual incentives and targeted total direct compensation, (iii) conduct a compensation analysis for Mr. Liddell, who, as previously disclosed and discussed below, became a consultant of the Company after resigning as Chairman of the Board, (iv) conduct an analysis of the compensation of the board of directors, including with respect to annual retainers, meeting fees, equity grants and total director compensation, (v) provide the compensation committee with an opinion related to the payout of bonuses, including the analysis performed of market prevalence and competitiveness, and (vi) conduct a review of the compensation committee’s charter. In establishing our peer group for 2013, Longnecker & Associates initially identified candidates of similar size, with similar operations in the onshore oil and gas exploration and production industry, and with similar operations in comparable geographies. Based on Longnecker & Associates’ evaluation, our peer group for 2013 consisted of the following 16 companies: Athlon Energy Inc., Kodiak Oil & Gas Corp., Laredo Petroleum Holdings, Inc., Oasis Petroleum Inc., Rosetta Resources, Inc., Denbury Resources Inc., Energen Corp., QEP Resources, Inc., Whiting Petroleum Corp., Newfield Exploration Co., Concho Resources, Inc., Range Resources Corporation, Energy XXI (Bermuda) Limited, SM Energy Company, Cimarex Energy Co. and Kosmos Energy Ltd. In selecting our 2013 peer group, Longnecker & Associates sought to include companies that are operationally similar to Gulfport, while maintaining appropriate relative financial alignment. These considerations resulted in our 2013 peer group including companies that operate in similar plays, focus on onshore exploration and production and have similar reserve and production characteristics (i.e. blend of gas and oil) and market capitalizations which are within a range of 0.5x – 2.0x that of Gulfport’s market capitalization. Longnecker & Associates believed that focusing on companies with similar market capitalization was appropriate for the Company after evaluating its operations and the significant stock price growth the Company has experienced. Given Gulfport’s diverse and unique operational locales, Longnecker & Associates focused on companies with a majority of operations in the continental U.S. rather than in any more specific geographic region. Among our 2013 peer group, Gulfport falls in the 17th percentile in revenue, 30th percentile in assets, 73rd percentile in market capitalization, 69th percentile in net income and 64th percentile in enterprise value, in each case for the trailing 12 months effective October 8, 2013.

In October 2013, the compensation committee met to consider granting Mr. Moore a discretionary 2013 annual bonus in advance of the scheduled year-end payment date. Based on Longnecker & Associates’ analysis, the compensation committee concluded that the off-cycle payment of the bonus would not negatively impact the incentive structure it was designed to generate and approved the advance payment of a $500,000 discretionary bonus to Mr. Moore, the minimum annual bonus required to be paid to Mr. Moore pursuant to the terms of his employment agreement. The compensation committee noted, however, that Mr. Moore’s bonus is intended to be performance driven and, given the Company’s performance and success during 2013, including total stockholder return as highlighted in the chart above, agreed to consider, at a later date, increasing Mr. Moore’s discretionary bonus for 2013.

In December 2013, the compensation committee met to consider, among other things, the bonuses to be paid to Mr. Palm and Mr. Moore based on their performance in 2013. In connection with the foregoing, the compensation committee reviewed the compensation report prepared by Longnecker & Associates with respect to the compensation of Messrs. Moore and Palm. The compensation committee discussed and evaluated the compensation packages for Mr. Palm and Mr. Moore in light of the Company’s performance, the value each such executive brings to the Company, market trends, competitive market data, economic climate, the respective experience and leadership roles of these executives and the Company’s desire to retain these executives. The compensation committee also evaluated the compensation packages for the members of the board of directors of the Company considering the same factors. The compensation committee noted that the Company demonstrated strong performance metrics as compared to its peers. In accordance with the recommendations in Longnecker & Associates’ report, the compensation committee recommended that each of Mr. Palm and Mr. Moore receive a bonus of $500,000 for the 2013 fiscal year. As discussed above, Mr. Moore received an advance payment of this bonus in October 2013. The compensation committee also approved Mr. Palm’s recommendations with respect to discretionary bonuses for Messrs. Maier and Baldwin for 2013, considering their increased role within the organization, individual performance and importance to the Company.

In February 2014, the compensation committee awarded 24,868 shares of restricted stock to Mr. Moore under our 2013 Restated Stock Incentive Plan as a retention award in connection with his assumption of duties as Interim Chief Executive Officer after the retirement of Mr. Palm and in view of the uncertainty relating to his position in recognition of the then-ongoing search for a new Chief Executive Officer. The retention award was subject to Mr. Moore’s continuous service with the Company and was to vest in two equal annual installments beginning on February 24, 2015, unless earlier vesting occured upon his involuntary termination without cause, termination for good reason, death, disability or termination for any reason except cause or voluntary termination without good reason within 24 months after a change in control. As described below, this retention award was rescinded when Mr. Moore was named our Chief Executive Officer.

On April 1, 2014, the compensation committee recommended the approval of, and the board of directors approved, the 2014 Executive Annual Incentive Compensation Plan, subject to stockholder approval at the 2014 Annual Meeting of Stockholders. This plan, which we refer to as our Annual Incentive Plan, was approved in response to certain stockholder concerns as part of an ongoing initiative to revise the Company’s compensation philosophy and programs away from a guaranteed minimum bonus structure to a mix of base compensation and performance based incentive compensation. The Annual Incentive Plan is described in more detail elsewhere in this proxy statement, including in Proposal 2. On April 1, 2014, the compensation committee also determined to provide Mr. Moore, as an additional incentive, a cash retention bonus equal to $400,000 in view of the uncertainty relating to his position in recognition of the then-ongoing search for a new Chief Executive Officer. The cash bonus amount was to vest and become payable in two equal annual installments, beginning on February 24, 2015, subject to Mr. Moore’s continuous service with the Company, unless earlier vesting occurs upon his involuntary termination without cause, termination for good reason, death, disability or termination for any reason except cause or voluntary termination without good reason within 24 months after a change in control. As described below, this cash bonus award was also rescinded when Mr. Moore was named our Chief Executive Officer. In addition, the compensation committee agreed to increase Mr. Moore’s 2013 annual discretionary bonus under his employment agreement from $500,000 to $800,000. This increase was designed to recognize the significant financial and operating performance gains experienced by the Company in 2013, Mr. Moore’s overall performance and the additional duties and responsibilities he assumed upon his appointment as President in August 2013, his service as Chief Financial Officer and Secretary of the Company and his leadership through transformative acquisitions and related capital market transactions in 2013.

On April 22, 2014, Mr. Moore was appointed Chief Executive Officer of the Company. He continues to serve as President of the Company and will also serve as interim Chief Financial Officer until a successor is appointed. In connection with his new responsibilities, we entered into an amended and restated employment agreement with Mr. Moore dated April 30, 2014 but effective April 22, 2014 based on terms recommended by Longnecker & Associates. Material terms of this agreement are discussed below. See “Employment Agreements.”

The compensation committee did not make any changes to the compensation packages for Messrs. Maier and Baldwin for 2014.

Compensation Policy

The key elements of our compensation program are base salary, annual bonus and long-term incentive compensation. We use these elements to meet our compensation objectives as follows:

•	Attract and retain key executives. We believe that to attract and retain talented executives, we must offer compensation that is competitive with the compensation of similarly-situated executives of comparable companies within the oil and natural gas industry. To facilitate the retention of Michael G. Moore, our new Chief Executive Officer, President and interim Chief Financial Officer, we entered into an amended and restated employment agreement, effective April 22, 2014, with Mr. Moore. The agreement has an initial term of three years and will automatically renew for successive one-year periods unless the Company or Mr. Moore gives notice to the other, in accordance with the terms of the employment agreement, that it has elected to not renew the agreement. See immediately below and “Employment Agreements” for more information regarding the terms of this agreement. In addition, upon entering into this agreement, the equity and cash retention awards granted to Mr. Moore in connection with his assumption of duties as Interim Chief Executive Officer after the retirement of Mr. Palm were rescinded in full.

•	Align the interests of our executives with those of our stockholders. In the past, we used both options and restricted stock awards to provide long-term incentive compensation and to align the financial interests of our executives with those of our stockholders. Since 2006, we have used only restricted stock awards to incentivize our named executive officers. It is anticipated that in the future the compensation committee will continue to structure our long-term incentive compensation in the form of restricted stock awards (including restricted stock units), consistent with peer group companies’ practices. For a discussion of the Company’s long-term incentive policy, see “Long Term Incentive Compensation” below.

•	Restricted Stock Awards. In February 2013, each of Messrs. Palm, Liddell and Moore received a grant of 50,000 shares of restricted stock under our Amended and Restated 2005 Stock Incentive Plan. In the case of each of Mr. Liddell and Mr. Moore, 24,166 shares of these shares had vested as of March 31, 2014, 12,501 of these shares will vest during the remainder of 2014 and 13,333 of these shares will vest in 2015. All of the 50,000 shares of restricted common stock granted to Mr. Palm in February 2013 became fully vested upon Mr. Palm’s retirement on February 15, 2014, along with all other unvested stock options, restricted stock or any other equity awards held by Mr. Palm at such time (excluding the restricted stock unit award for 80,000 shares of the Company’s common stock granted in connection with Mr. Palm’s retirement, which will vest in three substantially equal annual installments beginning on the first anniversary of Mr. Palm’s retirement date). In December 2013, each of Messrs. Maier and Baldwin received a grant of 40,000 shares of restricted stock under our 2013 Restated Stock Incentive Plan. These shares vest in three substantially equal installments beginning on December 12, 2013. James D. Palm, our then-Chief Executive Officer, recommended these equity grants for Messrs. Maier and Baldwin due to their increased role within the organization and their significant contributions to the development of the Company. As discussed below, in February 2014, the compensation committee awarded 24,868 shares of restricted stock to Mr. Moore under our 2013 Restated Stock Incentive Plan as a retention award in connection with his assumption of duties as the Company’s Interim Chief Executive Officer. In connection with his appointment as our Chief Executive Officer in April 2014 and our execution of an amended and restated employment agreement effective April 22, 2014, the February 2014 retention award was rescinded and Mr. Moore was awarded 40,000 shares of restricted stock, which will vest in three annual installments of 13,333, 13,333 and 13,334 shares on May 12, 2014 and April 22, 2015 and 2016, respectively. Restricted stock awards ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will at all times depend on the stock price.

•

Stock Options. Stock options represent the right of an option holder to buy shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant. Under our outstanding stock options, the right to buy underlying shares generally vested in 36 substantially equal monthly installments from the date of grant, except that certain options vested in five substantially equal annual installments beginning on the first anniversary of the date of grant. We have not granted stock options since 2005. All outstanding options have now vested. We awarded these stock options in order to align compensation with company performance as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options.

•	Performance-Based Cash Incentive Compensation. As described in more detail in Proposal 2 below, on April 1, 2014, the compensation committee recommended the approval of, and the board of directors approved, the Annual Incentive Plan, subject to stockholder approval at the 2014 Annual Meeting of Stockholders. Also on April 1, 2014, the compensation committee established the performance criteria and targets for 2014 under the Annual Incentive Plan, again subject to stockholder approval of the Plan. For 2014, the performance levels require achieving certain financial and operational metrics, including growth in EBITDA, estimated proved reserves and oil and natural gas production, as compared to the prior year period. The compensation committee granted an award to Michael G. Moore, our Chief Executive Officer, President and interim Chief Financial Officer, under the Annual Incentive Plan, which award will represent 50%, 100% or a maximum of 200% of his base salary, depending on reaching the threshold, target or above-target performance levels. Under the terms of Mr. Moore’s amended and restated employment agreement effective April 22, 2014, the potential amount of the award is increased to 75%, 150% or a maximum of 300% of his base salary, subject to the same performance criteria and targets established by the compensation committee on April 1, 2014. Straight line interpolation will apply to determine the amount of the bonus for performance that is above the threshold target and between performance levels. The compensation committee believes that performance-based cash incentive compensation, with meaningful performance targets, will further align our executives’ interests with those of our stockholders, motivate our executives to contribute to the Company’s growth and profitability by encouraging the successful implementation of the annual business plan and objectives and link a larger portion of our executives’ compensation to the performance of the Company. In response to stockholder input, the compensation committee has determined that objective performance-based bonus opportunities should be used to compensate our executives in place of discretionary or minimum bonus requirements.

•	Motivate and reward individual performance and contributions to the Company’s success and financial performance. The Company’s evaluation of the individual performance of each executive officer affects most aspects of the executive’s compensation. Individual performance and level of responsibility are considered in determining an executive’s annual salary, and are important factors in deciding whether to grant discretionary bonuses and equity awards. The compensation committee also believes that the establishment of meaningful performance targets under the Annual Incentive Plan will motivate our executives to perform at a higher level. See “Compensation Policy - Align the interests of our executives with those of our stockholders” and “Compensation Components – Performance-Based Cash Incentive Compensation”.

Compensation Components

Base Salary

Base salary is designed to provide basic economic security for our executives and be competitive with salary levels for comparable executives at our peer group companies. As discussed under the heading “Employment Agreements” below, we entered into employment agreements with Mr. Liddell, Mr. Palm and Mr. Moore in November 2012, and we entered into an amended and restated employment agreement with Mr. Moore effective as of April 22, 2014. As discussed elsewhere in this proxy statement, Mr. Palm retired as our Chief Executive Officer and from our board of directors in February 2014, at which time his employment agreement was terminated, and Mr. Liddell did not stand for re-election as Chairman of the Board at our last annual meeting of stockholders in June 2013 and his employment agreement with the Company was terminated at such time. Under each of these employment agreements, the named executive officer was entitled to a base salary in each year of such executive’s employment agreement, the amount of which was to be reviewed from time to time by the compensation committee and could be adjusted upward, but not downward, by the compensation committee in its sole discretion. In determining the amount of the base salaries of Mr. Liddell, Mr. Palm and Mr. Moore in connection with the negotiation of their respective employment agreements, the compensation committee considered numerous factors, including the compensation of executive officers of comparable companies within the oil and natural gas industry, the performance of such executive officer, the experience and leadership qualities of such executive officer, the value such executive officers brought to the Company and the Company’s strategy for recruiting, retaining and motivating key employees. In the future, we anticipate that the compensation committee will continue to review the base salaries of our named executive officers on an annual basis, subject to the terms of any employment agreements that we may have with our named executive officers, and will consider similar factors in making base salary determinations. In February 2013, the compensation committee determined, in accordance with the terms of the November 2012 employment agreements, that each of Mr. Liddell, Mr. Palm and Mr. Moore would receive a base salary of $400,000 in 2013. Under the terms of his amended and restated employment agreement effective April 22, 2014, Mr. Moore’s annual base salary for 2014 remained at $400,000. For additional information, see “Compensation Decisions for 2013 and Changes in 2014” above. The compensation committee also did not make any changes in the base salary for Messrs. Maier and Baldwin for 2014.

Performance-Based Cash Incentive Compensation

On April 1, 2014, the compensation committee recommended the approval of, and the board of directors approved, the 2014 Executive Annual Incentive Compensation Plan, subject to stockholder approval at the 2014 Annual Meeting of Stockholders. The 2014 Executive Annual Incentive Compensation Plan, which we refer to as the Annual Incentive Plan, is designed to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing cash incentive compensation that qualifies as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. We adopted the Annual Incentive Plan, in response to certain stockholder concerns, as part of an ongoing initiative to eliminate the use of minimum discretionary bonus arrangements in the employment agreements of our executive officers in favor of performance-based bonuses.

The Annual Incentive Plan focuses on achievement of certain annual objectives and goals, as determined by the compensation committee at the beginning of each calendar year, and provides that the participants may earn a pre-determined percentage of their respective base salaries for the achievement of such specified goals. Under the Annual Incentive Plan, the payout opportunity is contingent upon meeting the threshold performance levels, and thereafter varies for performance above and below the pre-established target performance levels, subject to a maximum award level. The target award to a participant will represent a percentage of such participant’s base salary, as adjusted based upon meeting or exceeding the performance levels established by the compensation committee for that year, and cannot exceed a maximum payment limit specified by the compensation committee. The terms of the Annual Incentive Plan are described in more detail in Proposal 2 below beginning on page 39.

On April 1, 2014, the compensation committee established the performance criteria and targets for 2014 under the Annual Incentive Plan and specified the weighting attributable to such performance metrics, subject to the approval of the Annual Incentive Plan by the Company’s stockholders at the 2014 annual meeting of stockholders. For 2014, the performance levels require achieving certain financial and operational metrics, including growth in EBITDA, estimated proved reserves and oil and natural gas production, as compared to the prior year period. Also on April 1, 2014, the compensation committee granted an award to Michael G. Moore, our Chief Executive Officer, President and interim Chief Financial Officer, under the Annual Incentive Plan, which award will represent 50%, 100% or a maximum of 200% of his base salary, depending on reaching the threshold, target or above-target performance levels. Under the terms of Mr. Moore’s amended and restated employment agreement effective April 22, 2014, the potential amount of the award is increased to 75%, 150% or a maximum of 300% of his base salary, subject to the same performance criteria and targets established by the compensation committee on April 1, 2014. Straight line interpolation will apply to determine the amount of the bonus for performance that is above the threshold target and between performance levels. As discussed above, the compensation committee believes that performance-based cash incentive compensation, with meaningful performance targets, will further align our executives’ interests with those of our stockholders, motivate our executives to contribute to the Company’s growth and profitability and link a larger portion of our executives’ compensation to the performance of the Company.

Discretionary Bonus

The annual bonus is an incentive designed to motivate our executives to maximize stockholder return. Pursuant to the terms of the November 2012 employment agreements with Mr. Liddell, Mr. Palm and Mr. Moore, each such executive was entitled to receive an annual cash bonus. The compensation committee was required to determine the amount of the annual cash bonus awarded to each of Mr. Liddell, Mr. Palm and Mr. Moore, provided that the amount of the bonus was required to equal or exceed the minimum $500,000 annual bonus amount as set forth in each executive’s employment agreement. For 2013, the compensation committee granted a discretionary bonus of $500,000 to Mr. Palm and an aggregate discretionary bonus of $800,000 to Mr. Moore. The amount of the bonus paid to Mr. Palm was the same as the bonus granted to Mr. Palm for the prior year, which was intended to reflect our continued strong performance in 2013 and the contributions of Mr. Palm to the Company, including with respect to the Company’s successful completion of two underwritten public offerings of common stock and an acquisition of additional working interests in our acreage in the Utica Shale in Eastern Ohio. The aggregate amount of the 2013 bonus awarded to Mr. Moore represented an increase of $300,000 over Mr. Moore’s annual discretionary bonus for 2012. The compensation committee determined this increase was warranted considering the significant financial and operating performance gains experienced by the Company in 2013, Mr. Moore’s overall performance and the additional duties and responsibilities he assumed upon his appointment as President in August 2013, his service as Chief Financial Officer and Secretary of the Company and his leadership through transformative acquisitions and related capital market transactions. The bonuses were also intended to keep these named executive officers’ overall compensation closer to the total compensation received by similarly situated executives at peer group companies. Mr. Liddell, who resigned as Chairman of the Board in June 2013, did not receive a discretionary bonus for 2013. For additional information, see “Compensation Decisions for 2013 and Changes in 2014” above. As discussed elsewhere in this proxy statement, in response to stockholder input, the compensation committee has determined that objective performance-based bonus opportunities should be used to compensate our executives in place of discretionary or minimum bonus requirements.

Long-Term Incentive Compensation

2013 Awards. In 2013, the compensation committee reviewed and discussed the Company’s current equity compensation plan and objectives. The compensation committee also considered the need to issue new equity awards as old awards become fully vested, so as to provide future incentives to our executive officers. Upon review, the compensation committee granted restricted stock awards of 50,000 shares of restricted common stock to each of Mr. Liddell, Mr. Palm and Mr. Moore and restricted stock awards of 40,000 shares of restricted common stock to each of Mr. Maier and Mr. Baldwin. For additional information regarding these awards, see “—Compensation Policy—Align the interests of our executives with those of our stockholders—Restricted Stock Awards” above.

Long-Term Incentive Policy. Although in the past we awarded both options and restricted stock as part of our long-term incentive compensation program, our board of directors and the compensation committee believe that restricted stock awards are an essential component of our compensation strategy, and currently intend to primarily offer such awards in the future. Further, we anticipate that any equity awards granted to our executive officers during 2014 will be in the form of restricted stock. The Committee may also determine to issue other forms of stock-based awards to our named executive officers or other eligible participants under our 2013 Restated Stock Incentive Plan or other equity incentive plans in effect at that time. Our current equity incentive plan is described below under the heading “2013 Restated Stock Incentive Plan” below. The compensation committee did not establish any objective performance targets for 2013.

Termination and Change of Control Benefits

As described in more detail under “Employment Agreements” and “Potential Payments Upon Termination, Resignation or Change of Control,” we are party to an employment agreement with Mr. Moore that provides for specified payments and benefits upon certain termination events, including termination following a change of control. This employment agreement contains termination and change of control provisions that we believe are comparable to similar provisions employed by a majority of the companies in our industry peer group. The compensation committee believes that this agreement will encourage Mr. Moore to remain in our employment in the event of a change of control of the Company and during circumstances which indicate that a change of control might occur. The compensation committee believes termination and change of control benefits are important in maintaining strong leadership and in encouraging retention in these situations and encourages our executives to act in the best interests of stockholders without distraction based on uncertainty regarding their employment status.

We do not have an employment agreement with either Mr. Maier or Mr. Baldwin but, under the terms of the restricted stock awards made to Mr. Maier and Mr. Baldwin, the shares of restricted stock held by Mr. Maier and Mr. Baldwin may be accelerated in the discretion of the compensation committee upon a change of control. The value of the restricted stock held by Mr. Maier and Mr. Baldwin was $2,251,658 and $2,062,268, respectively, as of December 31, 2013. See “Potential Payments Upon Termination, Resignation or Change in Control.”

Perquisites and Other Personal Benefits

We provide certain of our named executive officers with a limited number of perquisites or other personal benefits, primarily consisting of life insurance premiums and, in the case of Mr. Palm, prior to his retirement as our Chief Executive Officer, and Mr. Moore, our current Chief Executive Officer, President and interim Chief Financial Officer, a company vehicle, that we believe help provide a competitive package of compensation and benefits. The value of these benefits is disclosed in the Summary Compensation Table below.

Broad-Based Employee Benefits

401(k) Plan. We have a retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Under the plan, we make a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution that is allocated based on each eligible employee’s gross annual compensation for the prior calendar year. Both contributions are or may be made regardless of employee’s deferrals into the plan. In 2013, we made safe harbor and discretionary contributions totaling 6% of eligible compensation for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. For more details regarding our 401(k) plan, see “Retirement Plans—401(k) Plan” below.

Other Benefits. Our named executive officers are eligible to participate in all of our other employee benefit plans which include medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as all other employees.

Effect of Our Compensation Policies and Practices on Risk and Risk Management

The compensation committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and to avoid encouraging excessive risk-taking over the long term. With respect to specific elements of compensation:

•	We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, performance-based, discretionary and equity compensation that encourages long-term performance.

•	We believe that annual base salaries for our named executive officers do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our compensation committee that may be based on, among other factors, annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly-situated individuals at our peer group companies, and therefore do not negate the effect of other compensation elements that encourage long-term service, growth and performance that may increase stockholder value.

•	Our annual bonuses are designed to award achievement of short-term results. Historically, subject to the minimum annual bonus amounts set forth in the employment agreements of certain of our executive officers, the amounts of such bonuses have been within the discretion of and determined by our compensation committee and have been based upon, among other factors, the Company’s performance for the prior fiscal year and annual performance evaluations of our named executive officers. The compensation committee has eliminated the use of minimum discretionary bonus arrangements in all of the Company’s employment agreements in recognition of the Company’s shift to the use of performance-based bonuses.

•	On April 1, 2014, the compensation committee recommended the approval of, and the board of directors approved, the Annual Incentive Plan and established performance criteria thereunder, subject to stockholder approval of the Plan at the 2014 Annual Meeting of Stockholders. The compensation committee believes that performance-based cash incentive compensation, with meaningful performance targets, such as those under our Annual Incentive Plan, will further align our executives’ interests with those of our stockholders, will motivate our executives to contribute to the Company’s growth and profitability and will link a larger portion of our executives’ compensation to the performance of the Company.

•	Restricted stock awards and stock options granted to our named executive officers are subject to time vesting provisions. We award restricted stock awards to ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will depend on the stock price at and after the time of vesting. We have in the past awarded stock options in order to align compensation with company performance, as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options. However, we have not awarded stock options to our executive officers since 2005. We believe that our long-term equity awards do not encourage excessive risk taking that may be associated with equity awards that vest based strictly on achieving certain targets. We also believe that our long-term equity awards provide incentive to our named executive officers to reasonably encourage growth and financial performance that may increase stockholder value, as well as long-term service, and serve to align the interests of our executives with those of our stockholders.

Based on the foregoing, the compensation committee believes that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the Chief Executive Officer and the three other most highly compensated officers (other than the Chief Executive Officer and the Chief Financial Officer) of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Our policy is to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. We intend, to the extent feasible and when we believe it is in the best interests of the Company and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the development and execution of our compensation plans. However, the compensation committee may from time to time approve non-deductible payments in order to maintain flexibility in structuring appropriate compensation programs in the interests of the Company and our stockholders. For example, the compensation committee has in the past granted stock options with time based vesting provisions that would be considered performance based compensation, but in recent years has granted restricted stock that is subject to time based vesting and does not constitute performance based compensation that will satisfy the exception to the deduction limit.

Accounting Implications of Executive Compensation Policy

We are required to recognize compensation expense of all stock-based awards pursuant to the provisions of FASB ASC Topic 718, “Compensation—Stock Compensation.” Non-vested shares are deemed issued and outstanding from a legal perspective; however, under U.S. generally accepted accounting principles, or GAAP, only vested shares are included in basic shares outstanding. Also, under GAAP, non-vested shares are included in diluted shares outstanding when the effect is dilutive.

The Role of Stockholders’ Say-on-Pay Vote

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”) in accordance with the Dodd-Frank Act. At our June 2011 annual meeting of stockholders, our stockholders expressed substantial support for the compensation of our named executive officers, with approximately 99.7% of the votes cast for approval of the “say-on-pay” advisory vote. The compensation committee evaluated the results of the 2011 “say-on-pay” advisory vote at its October 2011 meeting. At our June 2012 and June 2013 annual meetings of stockholders, our stockholders again expressed support for the compensation of our named executive officers, with approximately 94.4% and 63.6%, respectively, of the votes cast for approval of the “say-on-pay” advisory vote. The compensation committee believes that the results of the 2011, 2012 and 2013 “say on pay” advisory votes affirm our stockholders’ support of our executive compensation policies and practices, but the compensation committee has implemented the Annual Incentive Plan, subject to stockholder approval, to more closely align our executives’ interests with those of our stockholders and to link a larger portion of our executives’ compensation to the performance of the Company. The Annual Incentive Plan was approved, in response to certain stockholder concerns, as part of a broader initiative to revise the Company’s compensation philosophy and programs away from a guaranteed minimum bonus structure to a mix of base compensation and performance based incentive compensation. The compensation committee also has committed to eliminate the use of minimum discretionary bonus arrangements in future employment agreements, in recognition of the Company’s shift to the use of performance-based bonuses. The compensation committee believes that our executive compensation policies and practices, including the newly-adopted Annual Incentive Plan and shift away from discretionary bonus arrangements, are appropriate and reasonably consistent with market practices and with the long-term interests of the Company and its stockholders. The compensation committee will continue to consider the outcome of our stockholders’ future “say-on-pay” votes when making compensation decisions for our named executive officers.

Compensation Committee Report on Executive Compensation

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the compensation committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the compensation committee:

David L. Houston, Chairman

Scott E. Streller

Compensation Committee Interlocks and Insider Participation

No current member of our compensation committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as member of our board of directors or compensation committee.

Compensation Tables

2011, 2012 AND 2013 SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our next three most highly paid executive officers for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)(1)			Option Awards ($)(1)		All Other Compensation ($)(2)		Total ($)
Michael G. Moore	2013		$383,333		$500,000	(4)		$1,790,000	(5)		$—		$31,005		$2,704,338
President, Chief Financial Officer and Secretary(3)	2012 2011	$ $	300,000 300,000	$ $	500,000 500,000		$ $	1,494,400 758,000	(6) (7)	$ $	— —	$ $	30,093 24,971	$ $	2,324,493 1,582,971

Stuart A. Maier	2013		$400,000		$175,000			$2,316,400	(8)		$—		$22,504		$2,913,904
Vice President of Geosciences

Steve R. Baldwin	2013		$195,833		$200,000			$2,316,400	(9)		$—		$23,160		$2,735,393
Vice President of Reserve Engineering

James D. Palm	2013		$383,333		$500,000			$1,790,000	(10)		$—		$46,905		$2,720,238
Former Chief Executive Officer	2012		$258,333		$500,000			$2,521,800	(11)		$—		$23,380		$3,303,513
	2011		$234,375		$500,000			$—			$—		$18,846		$753,221

Mike Liddell	2013		$166,671		$—			$1,790,000	(12)		$—		$441,968		$2,398,639
Former Chairman of the Board	2012		$280,025		$500,000			$1,494,400	(13)		$—		$19,431		$2,293,856
	2011		$267,534		$50,000			$—			$—		$18,846		$336,380

(1)	The amount reported in the Stock Awards column reflects the fair value of the restricted stock award on the award date. The amount was calculated using certain assumptions, as set forth in Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K, filed with the SEC on February 28, 2014.
(2)	Amounts for Mr. Liddell include our 401(k) plan contributions of $19,197, $18,846 and $18,846 for 2013, 2012 and 2011, respectively, $271 and $585 attributable to Company sponsored health club membership in 2013 and 2012, respectively, and $422,500 attributable to compensation under the Consulting Agreement entered into with Mr. Liddell following his resignation as our Chairman of the Board in June 2013. Amounts for Mr. Palm include our 401(k) plan contributions of $19,197, $18,846 and $18,846 for 2013, 2012 and 2011, respectively, $5,332 and $4,534 attributable to Company sponsored sporting tickets in 2013 and 2012, respectively, and $22,376 attributable to use of a company vehicle in 2013. The amounts for Mr. Moore for 2013, 2012 and 2011 represent our 401(k) plan contributions of $19,197, $18,846 and $18,846, respectively, $6,413, $6,250 and $6,125, respectively, attributable to use of a company vehicle, $5,090 and $4,972 attributable to Company sponsored sporting tickets in 2013 and 2012, respectively, and $305 and $25 attributable to Company sponsored health club membership in 2013 and 2012, respectively. Amounts for Mr. Maier include our 401(k) plan contribution of $19,197, $611 attributable to Company sponsored health club membership and $2,696 attributable to Company sponsored sporting tickets. Amounts for Mr. Baldwin include our 401(k) plan contribution of $19,197, $305 attributable to Company sponsored health club membership and $3,658 attributable to Company sponsored sporting tickets.
(3)	Effective April 22, 2014, Mr. Moore became our Chief Executive Officer and will continue to serve as our President. He will also serve as our interim Chief Financial Officer until a successor has been appointed.
(4)	On April 1, 2014, the compensation committee awarded Mr. Moore an additional cash bonus of $300,000 attributable to his performance in 2013.
(5)	Mr. Moore’s 2013 restricted stock award of 50,000 shares of our restricted common stock vests in 12 quarterly installments, with 20,000 shares vested as of December 31, 2013, 16,667 shares vesting in 2014 and 13,333 shares vesting in 2015.
(6)	Mr. Moore’s 2012 restricted stock award of 40,000 shares of our restricted common stock vests in 12 quarterly installments, with 35,000 shares vested as of December 31, 2013 and 5,000 shares vesting in 2014.
(7)	Mr. Moore’s 2011 restricted stock award of 25,000 shares of our restricted common stock vests in five annual installments. Of this amount, 10,000 shares were vested as of December 31, 2013, 6,667 shares vest on June 16, 2014 and 8,333 shares vest on June 17, 2015.
(8)	Mr. Maier was granted in 2013 an award of 40,000 shares of restricted common stock that vest in three substantially equal annual installments beginning on December 12, 2013.
(9)	Mr. Baldwin was granted in 2013 an award of 40,000 shares of restricted common stock that vest in three substantially equal annual installments beginning on December 12, 2013.
(10)	Mr. Palm’s 2013 restricted stock award of 50,000 shares of our restricted common stock was scheduled to vest in 12 quarterly installments beginning on March 15, 2013, with 20,000 shares vesting in 2013, 16,667 shares vesting in 2014 and 13,333 shares vesting in 2015. Under the terms of the Separation Agreement entered into with Mr. Palm in connection with his retirement, all of these shares of restricted stock, along with all other unvested stock options, restricted stock or any other equity awards held by Mr. Palm, became fully vested on February 15, 2014, Mr. Palm’s retirement date.
(11)	Mr. Palm’s 2012 restricted stock award of 67,500 shares of our restricted common stock was scheduled to vest in 12 quarterly installments, with 37,500 shares vesting in 2012, 20,000 shares vesting in 2013 and 10,000 shares vesting in 2014. Under the terms of the Separation Agreement entered into with Mr. Palm in connection with his retirement, all of these shares of restricted stock, along with all other unvested stock options, restricted stock or any other equity awards held by Mr. Palm, became fully vested on February 15, 2014, Mr. Palm’s retirement date.
(12)	Mr. Liddell’s 2013 restricted stock award of 50,000 shares of our restricted common stock vests in 12 quarterly installments, with 20,000 shares vested as of December 31, 2013, 16,667 shares vesting in 2014 and 13,333 shares vesting in 2015.
(13)	Mr. Liddell’s 2012 restricted stock award of 40,000 shares of our restricted common stock vests in 12 quarterly installments, with 30,000 shares vested as of December 31, 2013 and 10,000 shares vesting in 2014.

2013 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to our principal executive officer, our principal financial officer and our next three most highly paid executive officers in the fiscal year ended December 31, 2013 under any Company plan.

	Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Michael G. Moore	—	—	—	—	50,000	(2)	—	—	1,790,000
President, Chief Financial Officer and Secretary(1)
Stuart A. Maier	—	—	—	—	40,000	(3)	—	—	2,316,400
Vice President of Geosciences
Steve R. Baldwin	—	—	—	—	40,000	(4)	—	—	2,316,400
Vice President of Reserve Engineering
James D. Palm	—	—	—	—	50,000	(5)	—	—	1,790,000
Former Chief Executive Officer
Mike Liddell	—	—	—	—	50,000	(6)	—	—	1,790,000
Former Chairman of the Board

(1)	Effective April 22, 2014, Mr. Moore became our Chief Executive Officer and will continue to serve as our President. He will also serve as our interim Chief Financial Officer until a successor has been appointed.
(2)	Mr. Moore’s restricted stock award of 50,000 shares of our restricted common stock vests in 12 quarterly installments beginning on March 15, 2013, with 20,000 shares vesting in 2013, 16,667 shares vesting in 2014 and 13,333 shares vesting in 2015.
(3)	Mr. Maier’s restricted stock award of 40,000 shares of restricted common stock vests in three substantially equal annual installments beginning on December 12, 2013.
(4)	Mr. Baldwin’s restricted stock award of 40,000 shares of restricted common stock vests in three substantially equal annual installments beginning on December 12, 2013.
(5)	Mr. Palm’s restricted stock award of 50,000 shares of our restricted common stock was scheduled to vest in 12 quarterly installments beginning on March 15, 2013, with 20,000 shares vesting in 2013, 16,667 shares vesting in 2014 and 13,333 shares vesting in 2015. Under the terms of the Separation Agreement entered into with Mr. Palm in connection with his retirement, all of these shares of restricted stock, along with all other unvested stock options, restricted stock or any other equity awards held by Mr. Palm, became fully vested on February 15, 2014, Mr. Palm’s retirement date.
(6)	Mr. Liddell’s restricted stock award of 50,000 shares of our restricted common stock vests in 12 quarterly installments beginning on March 15, 2013, with 20,000 shares vesting in 2013, 16,667 shares vesting in 2014 and 13,333 shares vesting in 2015.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table provides information concerning equity awards outstanding for our principal executive officer, our principal financial officer and our next three most highly paid executive officers at December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael G. Moore	—	—	$—	—	65,000	(3)	$4,103,450
Stuart A. Maier	—	—	$—	—	35,667	(4)	$2,251,658
Steve R. Baldwin	—	—	$—	—	32,667	(5)	$2,062,268
James D. Palm	—	—	$—	—	40,000	(6)	$2,525,200
Mike Liddell	182,908	—	$3.36	1/24/2015	40,000	(7)	$2,525,200

(1)	The option expiration date reflects the tenth anniversary from the date of grant.
(2)	Market value of shares or units that have not vested is based on the closing price of $63.13 per share of our common stock on the NASDAQ Global Select Market on December 31, 2013, the last trading day of 2013.
(3)	Of these unvested shares of restricted stock: (i) 15,000 shares vest on December 17, 2014; (ii) 15,000 shares vest in two annual installments, with 6,667 shares vesting on June 16, 2014 and 8,333 shares vesting on June 17, 2015; (iii) 5,000 shares vest in four quarterly installments in 2014 and (iv) 30,000 shares vest in eight quarterly installments, with 16,667 shares vesting in 2014 and 13,333 shares vesting in 2015.
(4)	Of these unvested shares of restricted stock: (i) 4,000 shares vest in June 2014; (ii) 5,000 shares vest in June 2015; and (iii) 26,667 vest in two substantially equal annual installments, beginning on December 1, 2014.
(5)	Of these unvested shares of restricted stock: (i) 2,666 shares vest in June 2014; (ii) 3,334 shares vest in June 2015; and (iii) 26,667 vest in two substantially equal annual installments, beginning on December 1, 2014.
(6)	These unvested shares of restricted stock were scheduled to vest in quarterly installments, with 26,667 shares vesting in 2014 and 13,333 shares vesting in 2015. Under the terms of the Separation Agreement with Mr. Palm, all of these shares of restricted stock, along with all other unvested stock options, restricted stock or any other equity awards held by Mr. Palm, became fully vested on February 15, 2014, Mr. Palm’s retirement date.
(7)	These unvested shares of restricted stock vest in quarterly installments, with 26,667 shares vesting in 2014 and 13,333 shares vesting in 2015.

2013 OPTION EXERCISES AND STOCK VESTED

The following table provides certain information for the named executive officers on stock option exercises during 2013, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael G. Moore	—	—	47,000	2,526,115
Stuart A. Maier	—	—	16,333	901,681
Steve R. Baldwin	—	—	15,333	851,381
James D. Palm	125,000	4,787,872	40,000	2,120,500
Mike Liddell	—	—	40,000	2,120,500

(1)	Value realized on vesting is based on the vesting date closing price per share of our common stock on the NASDAQ Global Select Market.
(2)	Value realized on exercise is based on the difference between the exercise price and the exercise date closing price per share of our common stock on the NASDAQ Global Select Market.

2013 DIRECTOR COMPENSATION

The following table contains information with respect to 2013 compensation of our non-employee directors who served in such capacity during 2013. Employee directors do not receive compensation for serving as directors of the Company.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Donald L. Dillingham	95,500	49,976	—	145,476
Craig Groeschel	89,000	49,976	—	138,976
David L. Houston	111,000	49,976	—	160,976
Scott E. Streller	100,000	49,976	—	149,976

(1)	For additional information regarding the fees earned or paid in cash to our non-employee directors in 2013, please see “Board of Directors Information—How are directors compensated? —Equity Compensation.”
(2)	The amounts shown reflect the grant date fair value of restricted stock awards granted, determined in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K, filed with the SEC on February 28, 2014, regarding assumptions underlying valuations of equity awards for 2013. There were 3,090, 863, 3,085 and 3,085 shares of unvested restricted common stock outstanding at the end of 2013 for Messrs. Dillingham, Groeschel, Houston and Streller, respectively. In addition, options to purchase an aggregate of 20,000 shares of common stock were outstanding for Mr. Houston at the end of 2013.

401(k) Plan

We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of our eligible employees who have attained the age of 18. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. During the following year, we make a safe harbor contribution equal to 3% of each eligible employee’s eligible annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution based on each eligible employee’s eligible annual compensation for the prior calendar year. Both contributions are made, regardless of employee’s deferrals into the plan. In 2013, we made safe harbor and discretionary contributions totaling 6% of eligible compensation for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

2013 Restated Stock Incentive Plan

Our 2013 Restated Stock Incentive Plan, which amended and restated our Amended and Restated 2005 Stock Incentive Plan, was adopted to enable us, and any of our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of our stockholders. The plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of incentive stock options, nonstatutory stock options, restricted awards (restricted stock and restricted stock units), performance awards and stock appreciation rights. Our compensation committee serves as the plan administrator.

Eligible award recipients are employees, consultants and directors of ours and any present or future parent or subsidiary of ours. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards in the plan, including incentive stock options, may not exceed 7,500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. For a description of the awards granted under the plan to our named executive officers, see “Compensation Discussion and Analysis—Compensation Policy—Align the interests of our executives with those of our stockholders—Restricted Stock Awards” above. On April 1, 2014, 27,333 shares were issuable upon exercise of outstanding options and 1,230,681 shares of restricted common stock had been granted under this plan. There were 4,585,932 shares available for future grants under this plan as of April 1, 2014.

In the event of a transaction involving a change in control (as defined in the plan) of the Company, a dissolution or liquidation of the Company, an exchange of shares or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale, in one transaction or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under our 2013 Restated Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an option award would be cancelled without consideration paid to the extent vested, the option award recipient may exercise the option award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under our 2013 Restated Stock Incentive Plan in the event of a change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2013, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)(2)	Weighted average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders(1)	673,878	$3.50	4,720,225

(1)	Refers to our 2013 Restated Stock Incentive Plan (which amended and restated our Amended and Restated 2005 Stock Incentive Plan) and our 1999 Stock Option Plan.
(2)	Includes 463,637 shares of unvested restricted common stock granted under our 2013 Restated Stock Incentive Plan (including shares originally issued under our Amended and Restated 2005 Stock Incentive Plan).
(3)	The weighted average exercise price does not take into account shares of restricted common stock because they have no exercise price.

Employment Agreements

Overview

Effective November 1, 2012, we entered into an employment agreement with each of Messrs. Moore, Liddell and Palm. Each employment agreement had an initial term of three years and automatically renewed for successive one-year terms thereafter unless either we or the executive gave notice to the other party of our or the executive’s election, as the case may be, to not renew the agreement. Each executive was initially entitled to a base salary of $300,000, which amount could be increased, but not decreased, by the compensation committee in its sole discretion. In February 2013, the compensation committee increased the base salary for each executive to $400,000. In addition, each executive was entitled to receive an annual discretionary cash bonus, the amount of which to be determined by the compensation committee, provided that such amount would not be less than $500,000 each year. Each executive was also entitled to participate in the Company’s equity incentive plan. Whether an executive received an equity award under the incentive plan, and the timing and amount of any such award, was to be determined by the compensation committee in its sole discretion. Other benefits afforded to each executive under the terms of his employment agreement included four weeks of paid vacation each year, participation in all group health plans of the Company then in effect, entitlement to receive life insurance coverage providing a death benefit of not less than $500,000 and participation in all retirement plans of the Company then in effect. Each executive agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement to not (i) disclose trade secrets or confidential information during the term of employment and so long thereafter as such trade secrets or information are not generally known to the public, (ii) compete with the Company while making use of trade secrets of the Company at any time and (iii) solicit any employees, agents, consultants, customers or clients of the Company for the term of his employment with the Company plus twelve months thereafter.

As discussed elsewhere in this proxy statement, the employment agreement with each of Messrs. Liddell and Palm was terminated on the date on which each such executive resigned as an executive officer of the Company.

Effective April 22, 2014, we entered into an amended and restated employment agreement with Mr. Moore in connection with his new responsibilities as Chief Executive Officer. The agreement has a three-year term commencing effective April 22, 2014 and provides for an annual base salary of $400,000 that can be increased from time to time by the compensation committee, but not decreased. Mr. Moore is also entitled to a receive a target annual bonus of 150% of his base salary upon achievement of performance goals established by the compensation committee. The annual bonus may be less than, or more than, the 150% target, up to a maximum of 300% of base salary in the event performance exceeds the target level established by the compensation committee. He also received an award of 40,000 shares of restricted stock as described above under “Compensation Policy—Align the interests of our executives with those of our stockholders—Restricted Stock Awards” and, thereafter, will be entitled to receive annual grants of 40,000 shares of restricted stock that will vest in three substantially equal annual installments commencing in the year granted. Mr. Moore is also entitled to five weeks of paid vacation, to participate in such medical insurance and other welfare benefit plans that we establish from time to time, a $500,000 life insurance policy and to the use of a company vehicle. Mr. Moore remains subject to restrictive covenants as described above in his November 2012 employment agreement.

Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability

The continued employment of Mr. Moore with us is “at-will,” meaning that either we or Mr. Moore may terminate the employment relationship at any time and for any reason, with or without notice. However, under the terms of his amended and restated employment agreement, if (i) we terminate Mr. Moore without “cause,” (ii) Mr. Moore terminates his employment for “good reason” or (iii) Mr. Moore’s employment is terminated due to death or disability, then, subject to Mr. Moore signing and delivering a general release of any and all claims against us, the following would occur:

•	we would be obligated to make a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date;

•	within 60 days of termination, we would be obligated to make a lump sum payment equal to 225% of the amount Mr. Moore would have earned as base salary during the two-year period following the termination date had Mr. Moore’s employment not been terminated;

•	we would be obligated to immediately issue to Mr. Moore on a fully vested basis the restricted stock grants that he would have been entitled to during the two-year period following the termination date had Mr. Moore’s employment not been terminated;

•	all restricted stock, restricted stock units, stock options and stock appreciation rights granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company would vest immediately on the termination date and, with respect to any such stock options and stock appreciation rights, would remain exercisable in accordance with the terms applicable to such options or rights;

•	we would be obligated to continue providing a Company-owned car for two years following termination; and

•	we would be required to pay the premiums for certain continuing health care benefits for Mr. Moore and his family for a period of 18 months or until Mr. Moore becomes eligible for group health plan benefits with another employer.

For purposes of the employment agreement with Mr. Moore, “cause” is generally defined as:

•	Mr. Moore’s conviction (including any plea of guilty or no contest) of any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise or any crime of moral turpitude;

•	gross misconduct in the performance of Mr. Moore’s duties; or

•	the repeated failure by Mr. Moore (except by reason of disability) to render full and proper services as required by the terms of Mr. Moore’s employment after failure to cure such failure within 30 days after receiving written notice from the Company or the board of directors detailing the alleged failure.

“Good reason,” as used in the employment agreement with Mr. Moore, means (i) a material diminution in the duties, authority or responsibilities of Mr. Moore or a material breach of the employment agreement by the Company, or (ii) requiring Mr. Moore to relocate his principal place of employment to a location that is more than 35 miles from the location of the Company’s principal office in the Oklahoma City area as of the effective date of the employment agreement, provided that the Company fails to cure such material diminution, breach or relocation within 30 days of receipt of a written notice from Mr. Moore. Except as expressly set forth above, the employment agreements of Messrs. Liddell and Palm, prior to the termination of such agreements, entitled Messrs. Liddell and Palm to substantially similar rights upon termination without cause, resignation for good reason or death or disability as the rights afforded to Mr. Moore under his employment agreement except that they were not entitled to any equity grant upon such termination event.

Rights Upon Termination for Cause or Resignation Other than for Good Reason

Under the terms of our employment agreement with Mr. Moore, in the event Mr. Moore is terminated for “cause” or Mr. Moore voluntarily terminates his employment other than for “good reason,” Mr. Moore would be entitled to a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date and, subject to Mr. Moore signing a general release of any and all claims against us and, as consideration for such release, an amount equal to his base salary amount in effect immediately preceding such termination pro rated based on the number of days between the first day of the contract year and the termination date, divided by 365. The employment agreements of Messrs. Liddell and Palm, prior to the termination of such agreements, entitled Messrs. Liddell and Palm to substantially similar rights upon termination for cause or resignation for other than good reasons as the rights afforded to Mr. Moore under his employment agreement, as described above. As discussed elsewhere in this proxy statement, Mr. Liddell did not stand for re-election as one of our directors and his tenure as Chairman of the Board ended upon the conclusion of our 2013 annual meeting of stockholders, and Mr. Palm retired as our Chief Executive Officer in February 2014. Neither of these events constituted termination of employment for “good reason” within the meaning of Mr. Liddell’s or Mr. Palm’s employment agreement.

Rights Upon Termination Following a Change of Control

Under the terms of our employment agreement with Mr. Moore, if Mr. Moore’s employment with the Company or its successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” either (a) by the Company or its successor other than for “cause,” (b) by Mr. Moore for “good reason,” or (c) as a result of Mr. Moore’s death or disability, then, in addition to the benefits described under the heading “—Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability” above:

•	all restricted stock and restricted stock units that have been granted to Mr. Moore by the Company prior to the date of the amended and restated employment agreement and that would have vested at any time after the date of Mr. Moore’s termination solely as a result of Mr. Moore’s continued service to the Company will immediately vest on the date of termination; and

•	all stock options and stock appreciation rights that have been granted to Mr. Moore by the Company prior to the date of the amended and restated employment agreement and that would have vested at any time after the date of Mr. Moore’s termination solely as a result of his continued service to the Company will immediately vest and become exercisable on the date of termination.

Under the terms of Mr. Moore’s employment agreement, any equity awards granted on or after the date of the agreement will provide that such equity awards will vest upon the occurrence of a change of control. A “change of control” will be deemed to have occurred upon the occurrence of any of the following:

•	any consolidation or merger of the Company into or with another person or entity pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners, immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person or entity surviving or resulting from such consolidation or merger;

•	any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

The employment agreements of Messrs. Liddell and Palm, prior to the termination of such agreements, entitled Messrs. Liddell and Palm to similar severance and vesting acceleration rights upon termination following a change of control as the rights afforded to Mr. Moore under his employment agreement prior to the April 2014 amendment and restatement. Additional information regarding the benefits that Mr. Moore is (and that Mr. Palm was prior to the termination of his employment agreement) entitled to receive upon certain terminations, resignations and changes of control, assuming such events took place as of December 31, 2013, are summarized below under the heading “Potential Payments Upon Termination, Resignation or Change of Control.” The descriptions of (i) Mr. Liddell’s consulting agreement entered into with Mr. Liddell upon his resignation as the Chairman of the Board and the related termination of his employment agreement and (ii) the separation agreement entered into with Mr. Palm in connection with his retirement are discussed below under the heading “Potential Payments Upon Termination, Resignation or Change of Control.”

Change in Control Arrangements

As described above under the heading “Employment Agreement,” Mr. Moore has certain rights under his employment agreement following a change of control of the Company. The employment agreements of Messrs. Liddell and Palm, prior to the termination of such agreements, also entitled Messrs. Liddell and Palm to certain rights following a change of control. In addition, our 2013 Restated Stock Incentive Plan provides that in the event of a transaction involving a change in control (as defined under the plan) of the Company, a dissolution or liquidation of us, an exchange of shares or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale, in one transaction or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under our 2013 Restated Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under our 2013 Restated Stock Incentive Plan in the event of a change in control.

Potential Payments Upon Termination, Resignation or Change of Control

The following tables provide information regarding potential payments as of December 31, 2013 to each of our named executive officers with whom we had an employment agreement as of December 31, 2013 in connection with certain termination events, including a termination related to a change of control of the Company.

Benefits and Payments Upon Termination of Michael G. Moore(1)	Voluntary Resignation (No Good Reason)		Resignation for Good Reason/ Termination Without Cause		Termination for Cause		Termination Following Change of Control		Death		Disability
Severance Payments	$—	(2)	$1,800,000	(3)	$—	(2)	$1,800,000	(3)	$1,800,000	(3)	$1,800,000	(3)
Long-Term Incentives:
Unvested Restricted Stock	—		$4,103,450	(4)	—		$4,103,450	(5)	$4,103,450	(4)	$4,103,450	(4)
Unvested Stock Options/SARs	—		—	(6)	—		—	(7)	—	(6)	—	(6)
Benefits Continuation	—		$31,190	(8)	—		$31,190	(8)	$31,190	(8)	$31,190	(8)
Other	—		$41,500	(9)	—		$41,500	(9)	$41,500	(9)	$41,500	(9)
Total	$—		$5,976,140		$—		$5,976,140		$5,976,140		$5,976,140

(1)	The executive’s base salary as of December 31, 2013 was $400,000. Information in this table assumes a termination date of December 31, 2013 and a price per share of our common stock of $63.13 (the closing market price per share on December 31, 2013), and applies the terms of his employment agreement as in effect on such date. As described above, Mr. Moore has entered into an amended and restated employment agreement effective as of April 22, 2014 in connection with his appointment as our Chief Executive Officer.
(2)	Upon a voluntary termination other than for Good Reason or a termination for Cause, the executive is only entitled to receive a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to the executive (including vacation and sick pay) with respect to services rendered through the termination date and a pro rata portion of the executive’s minimum annual bonus for the contract year in which termination occurs, which shall be calculated by multiplying the executive’s minimum annual bonus by a fraction, the number of which is the number of days in the contract year that have elapsed and the denominator of which is the total number of days (365 or 366) in the contract year.
(3)	Reflects receipt by the executive, within 60 days of termination, of a lump sum payment equal to the amount the executive would have earned as base salary and on account of minimum annual bonuses during the two-year period following the termination date had the executive’s employment not been terminated, reduced by the fixed and determinable amount of any payments to be made to the executive during the two-year period following the executive’s termination under any long-term disability insurance policy maintained by the Company for the executive’s benefit.
(4)	Represents the value of accelerated vesting of shares of restricted stock that were unvested at December 31, 2013 that would have vested during the three-year period following the termination date solely as a result of the executive’s continued service to the Company based on the closing market price per share of our common stock on December 31, 2013.
(5)	Represents the value of accelerated vesting of shares of restricted stock that were unvested at December 31, 2013 that would have vested at any time after the termination date solely as a result of the executive’s continued service to the Company based on the closing market price per share of our common stock on December 31, 2013.
(6)	Represents the value of accelerated vesting of options to purchase common stock held by the executive that were unvested at December 31, 2013 that would have vested during the three-year period following the termination date solely as a result of the executive’s continued service to the Company; such value is calculated by multiplying the number of shares subject to the option by the difference between the closing price of our common stock on December 31, 2013 and the per-share exercise price of the option.
(7)	Represents the value of accelerated vesting of options to purchase common stock held by the executive that were unvested at December 31, 2013 that would have vested at any time after the termination date solely as a result of the executive’s continued service to the Company; such value is calculated by multiplying the number of shares subject to the option by the difference between the closing price of our common stock on December 31, 2013 and the per-share exercise price of the option.
(8)	Reflects the value of Company-paid continuation coverage under the Company’s group health plans and under the Consolidated Omnibus Budget Reconciliation Act of 1985 for the executive and his eligible family members for a period of 18 months following the date of termination.
(9)	Reflects the value of a Company-owned vehicle provided for the executive’s use for a period of two years following termination, including the payment by the Company of all insurance and maintenance costs during such two-year period.

As previously disclosed, on January 29, 2014, we announced that Mr. Palm, our former Chief Executive Officer and a former member of the Board of Directors, informed us of his decision to retire from all positions he held with the Company, effective as of February 15, 2014. In connection with Mr. Palm’s retirement, we entered into a separation and release agreement with Mr. Palm, which we refer to as the Separation Agreement, pursuant to which Mr. Palm has agreed, among other things, to provide such advice and transition assistance to the board of directors and management of the Company as may be requested by the Company from time to time and not to compete with the Company, in each case for a period of three years commencing on Mr. Palm’s retirement date. Under the Separation Agreement, we agreed to provide Mr. Palm with certain compensation and benefits in satisfaction of all contractual obligations under Mr. Palm’s existing employment agreement with the Company and in exchange for the non-competition obligations and the transition services to be provided by Mr. Palm to us during the non-compete period under the Separation Agreement, including: (i) all of Mr. Palm’s accrued but unpaid salary and unreimbursed expenses through Mr. Palm’s retirement date, (ii) health care benefits for Mr. Palm and his dependents for up to eighteen (18) months following his retirement date, (iii) a lump-sum cash payment of $1,800,000, (iv) $200,000 per year for a period of three years in consulting and non-competition fees, payable in arrears in three equal annual installments beginning on February 15, 2015 and (v) a restricted stock unit award for 80,000 shares of the Company’s common stock, which will vest in three substantially equal annual installments beginning on the first anniversary of Mr. Palm’s retirement date, provided, however, that the payments specified in clause (iv) and the vesting of common stock specified in clause (v) are contingent upon Mr. Palm’s compliance with his obligations under the Separation Agreement and in the event of a violation of these obligations any unpaid payments and unvested common stock will be forfeited. In addition, under the Separation Agreement, all unvested stock options, restricted stock or any other equity awards that had previously been granted to Mr. Palm became fully vested as of his retirement date. Under the Separation Agreement, Mr. Palm is subject to certain covenants regarding non-competition, ownership of inventions, confidentiality and non-solicitation. The Separation Agreement also contains customary waiver and release provisions pursuant to which Mr. Palm waived, released and discharged the Company and certain other related parties from any and all claims that Mr. Palm may have had against the Company or such other parties as of the date of the Separation Agreement.

The table below provides information about the payments that would have been payable to Mr. Palm in connection with certain hypothetical termination events as of December 31, 2013, including a termination related to a change of control of the Company, although, as discussed above, Mr. Palm waived his right to any such payments in connection with his retirement in February 2014.

Benefits and Payments Upon Termination of James D. Palm(1)	Voluntary Resignation (No Good Reason)		Resignation for Good Reason/ Termination Without Cause		Termination for Cause		Termination Following Change of Control		Death		Disability
Severance Payments	$—	(2)	$1,800,000	(3)	$—	(2)	$1,800,000	(3)	$1,800,000	(3)	$1,800,000	(3)
Long-Term Incentives:
Unvested Restricted Stock	—		$2,525,200	(4)	—		$2,525,200	(5)	$2,525,200	(4)	$2,525,200	(4)
Unvested Stock Options/SARs	—		—	(6)	—		—	(7)	—	(6)	—	(6)
Benefits Continuation	—		$31,190	(8)	—		$31,190	(8)	$31,190	(8)	$31,190	(8)
Other	—		$41,500	(9)	—		$41,500	(9)	$41,500	(9)	$41,500	(9)
Total	$—		$4,397,890		$—		$4,397,890		$4,397,890		$4,397,890

(1)	The executive’s base salary as of December 31, 2013 was $400,000. Information in this table assumes a termination date of December 31, 2013 and a price per share of our common stock of $63.13 (the closing market price per share on December 31, 2013), and applies the terms of his employment agreement as in effect on such date. As described above, in connection with Mr. Palm’s retirement, the employment agreement with Mr. Palm was terminated and Mr. Palm released the Company of, among other things, any obligations under such employment agreement upon Mr. Palm’s termination or resignation or following a change of control.
(2)	Upon a voluntary termination other than for Good Reason or a termination for Cause, the executive is only entitled to receive a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to the executive (including vacation and sick pay) with respect to services rendered through the termination date and a pro rata portion of the executive’s minimum annual bonus for the contract year in which termination occurs, which shall be calculated by multiplying the executive’s minimum annual bonus by a fraction, the number of which is the number of days in the contract year that have elapsed and the denominator of which is the total number of days (365 or 366) in the contract year.
(3)	Reflects receipt by the executive, within 60 days of termination, of a lump sum payment equal to the amount the executive would have earned as base salary and on account of minimum annual bonuses during the two-year period following the termination date had the executive’s employment not been terminated, reduced by the fixed and determinable amount of any payments to be made to the executive during the two-year period following the executive’s termination under any long-term disability insurance policy maintained by the Company for the executive’s benefit.
(4)	Represents the value of accelerated vesting of shares of restricted stock that were unvested at December 31, 2013 that would have vested during the three-year period following the termination date solely as a result of the executive’s continued service to the Company based on the closing market price per share of our common stock on December 31, 2013.
(5)	Represents the value of accelerated vesting of shares of restricted stock that were unvested at December 31, 2013 that would have vested at any time after the termination date solely as a result of the executive’s continued service to the Company based on the closing market price per share of our common stock on December 31, 2013.
(6)

Represents the value of accelerated vesting of options to purchase common stock held by the executive that were unvested at December 31, 2013 that would have vested during the three-year period following the termination date solely as a result of the executive’s continued service to the Company; such value is calculated by multiplying the number of shares subject to the option by the difference between the closing price of our common stock on December 31, 2013 and the per-share exercise price of the option.
(7)	Represents the value of accelerated vesting of options to purchase common stock held by the executive that were unvested at December 31, 2013 that would have vested at any time after the termination date solely as a result of the executive’s continued service to the Company; such value is calculated by multiplying the number of shares subject to the option by the difference between the closing price of our common stock on December 31, 2013 and the per-share exercise price of the option.
(8)	Reflects the value of Company-paid continuation coverage under the Company’s group health plans and under the Consolidated Omnibus Budget Reconciliation Act of 1985 for the executive and his eligible family members for a period of 18 months following the date of termination.
(9)	Reflects the value of a Company-owned vehicle provided for the executive’s use for a period of two years following termination, including the payment by the Company of all insurance and maintenance costs during such two-year period.

As previously disclosed, Mike Liddell, our former Chairman of the Board, did not stand for re-election as a director of the Company at the Company’s 2013 annual meeting of stockholders held on June 13, 2013 and, effective as of that date, resigned as the Chairman of the Board of the Company. Effective June 14, 2013, we entered into a consulting agreement with Mike Liddell, which we refer to herein as the Consulting Agreement. Pursuant to the Consulting Agreement, Mr. Liddell serves as a special advisor to the Company’s board of directors and provides advice and strategic assistance to the Company’s board of directors and management. The term of the Consulting Agreement began effective as of June 14, 2013 and continues until June 14, 2015, unless sooner terminated in accordance with the terms of the agreement. The Consulting Agreement automatically extends for successive extension periods of 30 days, unless either party gives notice of its desire not to extend no later than 30 days before any such expiration date. Either party may terminate the Consulting Agreement upon 15 days’ prior written notice to the other party. In addition, the Company may terminate the Consulting Agreement immediately if Mr. Liddell refuses to or is unable to perform or is in breach of a material provision, and Mr. Liddell may terminate the Consulting Agreement immediately if the Company defaults in payment of any amount due, subject to a five-day cure period. If the Consulting Agreement is terminated by the Company prior to June 14, 2015 other than for certain specified events as set forth in the Consulting Agreement, any unvested equity awards outstanding immediately prior to such termination will become fully vested and exercisable. We pay Mr. Liddell a monthly fee of $65,000 per month for his services pursuant to the terms of the Consulting Agreement. Mr. Liddell will continue to be eligible for future equity awards under our 2013 Restated Stock Incentive Plan, and, if Mr. Liddell is continuing to provide services under the Consulting Agreement, any prior equity awards issued to Mr. Liddell while he was an employee of the Company will continue to vest in accordance with their existing terms. We will also reimburse Mr. Liddell for reasonable expenses incurred in connection with performing the services under the Consulting Agreement or, alternatively, may provide certain office services in-kind to Mr. Liddell in lieu of reimbursement. Mr. Liddell is not eligible for any health or other benefits offered by the Company to its employees. If requested by Mr. Liddell, we will provide office space to Mr. Liddell for a fee based on then current market rates. Pursuant to the terms of the Consulting Agreement, Mr. Liddell is subject to certain covenants, including covenants regarding ownership of inventions, confidentiality and non-solicitation. In addition, the Consulting Agreement requires Mr. Liddell to periodically provide certain information to the Company regarding outside business activities, related party entities and transactions, and potential conflicts of interest. Both Mr. Liddell and the Company are also subject to certain other covenants, including indemnification and non-disparagement. Mr. Liddell’s employment agreement with the Company was terminated in connection with his resignation as Chairman of the Board.

We do not have an employment agreement with either Mr. Maier or Mr. Baldwin but, under the terms of the restricted stock awards made to Mr. Maier and Mr. Baldwin, the shares of restricted stock held by Mr. Maier and Mr. Baldwin may be accelerated in the discretion of the compensation committee upon a change of control.

Stock Ownership

Holdings of Major Stockholders

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2014 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc.	7,466,978	(2)	8.7%
40 East 52nd Street New York, NY 10022
The Vanguard Group	4,983,855	(3)	5.8%
100 Vanguard Blvd. Malvern, PA 19355
Fir Tree Inc.	4,384,425	(4)	5.1%
40 East 52nd Street New York, NY 10022
Citadel GP LLC.	4,313,759	(5)	5.0%
131 S. Dearborn Street, 32nd Floor Chicago, IL 60603

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 85,953,703 shares of common stock outstanding as of April 1, 2014, including 529,312 shares of restricted common stock awarded under our 2013 Restated Stock Incentive Plan or our Amended and Restated 2005 Stock Incentive Plan, but not yet vested.
(2)	Based solely on Schedule 13G filed with the SEC on January 29, 2014 by BlackRock, Inc. BlackRock, Inc. reported sole voting and dispositive power of such shares of common stock.
(3)	Based solely on Schedule 13G filed with the SEC on February 11, 2014 by The Vanguard Group. The Vanguard Group reported sole voting power of 53,104 shares of common stock, sole dispositive power of 4,936,851 shares of common stock and shared dispositive power of 47,004 shares of common stock.
(4)	Based solely on Schedule 13G filed with the SEC on February 13, 2014 by Fir Tree Inc. Fir Tree Inc. reported sole voting and dispositive power of such shares of common stock.
(5)	Based solely on Schedule 13G/A jointly filed with the SEC on February 14, 2014 by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”) and Mr. Kenneth Griffin (collectively with Citadel Advisors, CAH and CGP, the “Reporting Persons”) with respect to shares of common stock (and options to purchase common stock) of the Company owned by Surveyor Capital Ltd., a Cayman Islands limited company (“SC”), Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company (“CG”), Citadel Equity Ltd., a Cayman Islands limited company (“CEF”), PioneerPath Capital Ltd., a Cayman Islands limited company (“PPC”), and Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”). Citadel Advisors is the portfolio manager for SC, CG, PPC and CEF. CAH2 is the managing member of Citadel Advisors. CALC III LP, a Delaware limited partnership (“CALC3”), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. The Reporting Persons reported having shared voting and dispositive power of these securities. The filing of this statement shall not be construed as an admission that any of the Reporting Persons is the beneficial owner of any securities covered by the statement other than the securities actually owned by such person (if any).

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2014 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Donald L. Dillingham(2)	10,547	*
Craig Groeschel(3)	9,202	*
David L. Houston(4)	34,195	*
Scott E. Streller(5)	18,161	*
Michael G. Moore(6)	89,868	*
Stuart A. Maier(7)	39,111	*
Steve R. Baldwin(8)	43,900	*
Mike Liddell(9)	67,380	*
James D. Palm(10)	91,387	*
Directors and Executive Officers as a Group (7 persons)	403,751	*

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 1, 2014, or exercisable within 60 days of April 1, 2014, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 85,953,703 shares of common stock outstanding as April 1, 2014, including 529,312 shares of restricted common stock awarded under our 2013 Restated Stock Incentive Plan or our Amended and Restated 2005 Stock Incentive Plan, but not yet vested. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options that are not exercisable as of April 1, 2014 or within 60 days of April 1, 2014. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned. None of the shares beneficially owned by our executive officers or directors are pledged as security.
(2)	Represents (i) 9,684 shares of our common stock held by Mr. Dillingham directly and (ii) 863 unvested shares of our common stock granted under our 2013 Restated Stock Incentive Plan, which vest on December 10, 2014.
(3)	Represents (i) 8,339 shares of our common stock held by Mr. Groeschel directly and (ii) 863 unvested shares of our common stock granted under our 2013 Restated Stock Incentive Plan, which vest on December 10, 2014.
(4)	Represents (i) 11,110 shares of our common stock held by Mr. Houston directly, (ii) 2,222 unvested shares of restricted common stock granted under our 2005 Amended and Restated Stock Incentive Plan, which vest on December 15, 2014, (iii) 863 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan, which vest on December 10, 2014, and (iv) options to purchase 20,000 shares of our common stock, all of which are fully vested and exercisable as of April 1, 2014.
(5)	Represents (i) 15,076 shares of our common stock held by Mr. Streller directly, (ii) 2,222 unvested shares of our restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan, which vest on December 15, 2014 and (iii) 863 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan, which vest on December 10, 2014.
(6)	Represents (i) 5,416 shares of our common stock held by Mr. Moore directly, (ii) 25,834 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan, which vest in seven remaining quarterly installments, with 12,501 shares vesting during the remainder of 2014 and 13,333 shares vesting in 2015, (iii) 3,750 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in three remaining quarterly installments during the remainder of 2014, (iv) 15,000 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan, which shares vest in two remaining annual installments of 6,667 shares on June 16, 2014 and 8,333 shares on June 17, 2015, (v) 15,000 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan, which shares vest on December 17, 2014 and (vi) 24,868 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan, which shares vest in two equal annual installments beginning on February 24, 2015.
(7)	Represents (i) 3,444 shares of our common stock held by Mr. Maier directly, (ii) 4,000 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan that vest in June 2014; (ii) 5,000 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan that vest in June 2015; and (iii) 26,667 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan that vest in two remaining equal annual installments beginning on December 1, 2014.
(8)	Represents (i) 11,233 shares of our common stock held by Mr. Baldwin directly, (ii) 2,667 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan that vest in June 2014; (iii) 3,333 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan that vest in June 2015; and (iv) 26,667 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan that vest in two remaining equal annual installments beginning on December 1, 2014.
(9)	Represents (i) 34,046 shares of our common stock held by Mr. Liddell directly, (ii) 25,834 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan, which vest in seven remaining quarterly installments, with 12,501 shares vesting during the remainder of 2014 and 13,333 shares vesting in 2015, and (iii) 7,500 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan, which vest in three remaining quarterly installments during the remainder of 2014.

(10)	Represents (i) 10,000 shares of our common stock, of which Mr. Palm and his spouse, Terri Palm, have shared voting and investment powers, (ii) 1,387 shares of our common stock held by Mr. Palm directly, and (iii) 80,000 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan, which vest in three substantially equal installments beginning on February 15, 2015. The 80,000 shares of restricted stock referenced in the preceding sentence were granted to Mr. Palm pursuant to the Separation and Release Agreement entered into with Mr. Palm in connection with his retirement as Chief Executive Officer of the Company. Pursuant to the terms of the Separation and Release Agreement, all other unvested stock options, restricted stock or any other equity awards held by Mr. Palm became fully vested on February 15, 2014, the effective date of Mr. Palm’s retirement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2013 applicable to our officers and directors and such other persons were filed on a timely basis.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

The Audit Committee, as provided in its charter, reviews and approves related party transactions. The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the Audit Committee. Instead of a formalized policy, related party transactions are reviewed and judgment is applied to determine whether such transactions are in the best interests of the Company. Further, the Company’s Code of Business Conduct and Ethics governs various compliance areas, including conflicts of interest and fair dealings, which are considered in the process of the review and approval of related party transactions.

The Company’s policy is that all of its employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with the Company’s business interest. This policy is included in the Company’s Code of Business Conduct and Ethics posted on its website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only the board of directors or a committee consisting solely of independent directors may grant waivers of the provisions of the Code of Business Conduct and Ethics for the Company’s executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Further, under the Audit Committee Charter, the Audit Committee is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the board of directors. In addition, the board of directors and, pursuant to its written charter, the Audit Committee, reviews and approves all relationships and transactions in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The board of directors and the Audit Committee approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, the Company’s best interests, as they determine in the good faith exercise of their discretion.

Related Party Transactions and Relationships

We contract with Athena Construction, L.L.C., or Athena, to provide barge services in our West Cote Blanche Bay and Hackberry fields located along the Louisiana Gulf Coast. During 2013, we paid Athena $5.2 million and owed an additional $1.0 million for such services at December 31, 2013.

Caliber Development Company, LLC, or Caliber, provides building maintenance services for our headquarters in Oklahoma City, Oklahoma. We also lease office space from Caliber. During 2013, we paid Caliber $175,000 and owed $43,000 as of December 31, 2013.

We own a 24.9999% interest in Grizzly Oil Sands ULC, or Grizzly, a Canadian unlimited liability company, through our wholly owned subsidiary Grizzly Holdings, Inc. The remaining interests in Grizzly are owned by Grizzly Oils Sands Inc. As of December 31, 2013, Grizzly had approximately 830,000 acres under lease in the Athabasca and Peace River oil sands regions located in the Alberta Province near Fort McMurray. On October 5, 2012, we entered into an agreement with Grizzly in which we committed to make monthly payments from October 2012 to May 2013 in the aggregate amount of approximately $8.5 million to fund our proportionate share of the construction and development costs of the Algar Lake facility. We also agreed to fund our proportionate share of any unfunded cost overruns in excess of $2.0 million. During 2013, we paid an aggregate of $33.9 million under this agreement and in cash calls.

We have a 25% ownership interest in Muskie Proppant LLC, or Muskie (formerly known as Muskie Holdings LLC). Muskie processes and sells sand for use in hydraulic fracturing by the oil and natural gas industry and holds certain assets, real estate and rights in a lease covering land in Wisconsin that is prospective for mining oil and natural gas fracture grade sand. During the year ended December 31, 2013, we paid $2.2 million in cash calls, increasing our total net investment in Muskie to $7.5 million. We also entered into a loan agreement with Muskie effective July 1, 2013, under which we have loaned Muskie $0.9 million. Interest accrues at the prime rate plus 2.5%. The loan has a maturity date of July 31, 2014. At December 31, 2013, the outstanding balance of the loan was $0.9 million.

During 2011, we invested in Bison Drilling and Field Services LLC, or Bison. Bison owns and operates drilling rigs. During the year ended December 31, 2013, we paid $2.3 million in cash calls. We entered into a loan agreement with Bison effective May 15, 2012, under which Bison may borrow funds from us. Interest accrues at LIBOR plus 0.28% or 8%, whichever is lower, and is to be paid on a paid-in-kind basis by increasing the outstanding balance of the loan. The loan has a maturity date of January 31, 2015. We loaned Bison $1.6 million during the first nine months of 2012, all of which was repaid by Bison during the third quarter of 2012. We have made no loans to Bison since that time.

During the first quarter of 2012, we, Windsor Ohio LLC, or Windsor Ohio, and Rhino Energy LLC formed Timber Wolf Terminals LLC, or Timber Wolf. We currently have a 50% interest in Timber Wolf and paid $0.1 million in cash calls during 2013. Timber Wolf was formed to operate a crude/condensate terminal and a sand transloading facility in Ohio.

During the first quarter of 2012, we purchased a 22.5% ownership interest in Windsor Midstream LLC, or Midstream, at a cost of $7.0 million. Midstream owns a 28.4% interest in Coronado Midstream LLC (formerly known as MidMar Gas LLC), a gas processing plant in West Texas. During the year ended December 31, 2013, we paid an immaterial amount in net cash calls.

During the second quarter of 2012, we and Windsor Ohio formed Blackhawk Midstream LLC, or Blackhawk. We are the manager of Blackhawk and have a 50% ownership interest. Blackhawk coordinates gathering, compression, processing and marketing activities for us in connection with the development of our Utica Shale acreage. During the year ended December 31, 2013, we paid $0.7 million in cash calls to Blackhawk. On January 28, 2014, Blackhawk closed on the sale of its equity interest in Ohio Gathering Company, LLC and Ohio Condensate Company, LLC for a purchase price of $190.0 million, of which $14.3 million was placed in escrow. We received $84.8 million in net proceeds from this transaction.

Panther Drilling Systems, LLC, or Panther, performs directional drilling services for the Company. During the year ended December 31, 2013, we were billed $12.6 million for these services and, at December 31, 2013, we owed Panther approximately $1.8 million.

Redback Directional Services, LLC, or Redback, provides coil tubing and flow back services for the Company. Redback billed us $0.1 million for these services during the year ended December 31, 2013, and no amounts were owed to Redback at December 31, 2013.

Effective April 1, 2010, we entered into an area of mutual interest agreement with Windsor Niobrara LLC, or Windsor Niobrara, to jointly acquire oil and gas leases in Northwest Colorado for the purpose of exploring, exploiting and producing oil and gas from the Niobrara Formation. The agreement provides that each party must offer the other party the right to participate in such acquisitions on a 50/50 basis. The parties also agreed, subject to certain exceptions, to share third-party costs and expenses in proportion to their respective participating interests and pay certain other fees as provided in the agreement. In connection with this agreement, we and Windsor Niobrara also entered into a development agreement, effective as of April 1, 2010, pursuant to which we and Windsor Niobrara agreed to jointly develop the contract area, and we agreed to act as the operator under the terms of a joint operating agreement. As operator, we are responsible for daily operations, monthly operation billings and monthly revenue disbursements for these properties. For the year ended December 31, 2013, we billed Windsor Niobrara $0.9 million and, at December 31, 2013, Windsor Niobrara owed us an immaterial amount for these services.

Windsor Ohio participated with us in the acquisition of certain leasehold interests in acreage located in the Utica Shale in Ohio. We are the operator of this acreage in the Utica Shale. As operator, we are responsible for daily operations, monthly operation billings and monthly revenue disbursements for these properties. For the year ended December 31, 2013, we billed Windsor Ohio approximately $73.4 million for these services. At December 31, 2013, Windsor Ohio owed us approximately $1.6 million for these services.

In February 2013, we entered into a purchase and sale agreement with Windsor Ohio pursuant to which Windsor Ohio agreed to sell to us approximately 22,000 net acres representing 100% of its right, title and interest in and to certain leasehold interests in the Utica Shale in Eastern Ohio for approximately $220.4 million, subject to certain adjustments. This transaction, which closed on February 15, 2013, excluded Windsor Ohio’s interest in 14 existing wells and 16 proposed future wells together with certain acreage surrounding those wells. Through this transaction, we acquired an additional approximately 16.2% interest in our Utica Shale leases, increasing our working interest in the acreage to 93.8%. All of the acreage included in this transaction was nonproducing at the time of the acquisition and we are the operator of all of this acreage, subject to existing development and operating agreements between the parties. Pending the completion of title review after the closing, approximately $33.6 million of the purchase price was placed in an escrow account. In May 2013, the escrow accounts for both this acquisition and a prior acquisition with Windsor Ohio that was completed in December 2012 were terminated, and an aggregate of $10.0 million was returned to us. The $77.5 million balance of the escrow accounts was disbursed to Windsor Ohio based on the results of title review. The transaction was approved by a special committee of our board of directors, which engaged independent counsel and financial advisors to assist with its review.

Mr. Mike Liddell, our former Chairman of the Board and one of our named executive officers during 2013, is the operating member and/or an officer of each of Windsor Niobrara, Windsor Ohio, Windsor Midstream, Athena, Panther, Redback, Timber Wolf, Bison and Caliber and holds a 10% participation interest in Windsor Ohio and a direct or indirect contingent participation or profits interest ranging from 2.5% to 10.0% in Windsor Niobrara, Athena, Redback, Caliber, Windsor Midsteam, Muskie, Bison, Panther and Grizzly Oil Sands Inc., none of which interests are dilutive to the interests, if any, that we hold in such entities.

Proposal to Approve Our 2014 Executive Annual Incentive Compensation Plan

(Item 2 on the Proxy Card)

We are asking you to approve our 2014 Executive Annual Incentive Compensation Plan, which we refer to as the “Annual Incentive Plan” or the “Plan,” as set forth in Appendix A to this proxy statement.

Purpose of our 2014 Executive Annual Incentive Compensation Plan

The compensation committee recommended the approval of, and the board of directors approved, the Annual Incentive Compensation Plan on April 1, 2014. Approval of the Plan is intended to enable the Company to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing incentive compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. If other requirements are met, performance-based compensation may be deductible by us for federal income tax purposes without regard to the $1 million deduction limitation imposed by Section 162(m) of the Code.

Summary of our 2014 Executive Annual Incentive Compensation Plan

The following summary of the Annual Incentive Compensation Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix A to this proxy statement.

Eligibility. Our executive officers and selected employees and those of our subsidiaries are eligible to receive awards under the Plan.

Awards. The Plan provides for awards of incentive compensation that are contingent on the attainment of specific performance targets. The Administrator will establish the performance targets for each award and the performance period during which the performance is to be measured, which will generally be our fiscal year. Performance targets may include a minimum level of performance below which no payment will be made, levels of performance at which specified percentages of the award will be paid, and a maximum level of performance above which no additional award will be paid. The Administrator must adopt the performance targets and criteria for awards granted to executive officers subject to the limits of Section 162(m) of the Code, whom we refer to as “Covered Employees,” no later than the earlier of:

•	90 days after the beginning of the performance period, or

•	the time when 25% of the performance period has elapsed.

In addition, award amounts to be paid to any Covered Employee for any one year may not exceed the lesser of: (i) 300% of base salary at the time the Award is established, or (ii) $6 million dollars. Individual awards may be subject to lesser limits as specified in the discretion of the compensation committee.

Performance Factors. Performance targets for each award will be based on pre-established performance factors, which may include any or all of the following, individually or in combination:

•	revenue;

•	net sales;

•	operating income;

•	earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA,” or “EBITDA”);

•	growth of oil and natural gas production;

•	growth of estimated or proved reserves;

•	capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced;

•	lease operating expenses;

•	general and administrative expenses;

•	net cash provided by operating activities or other cash flow measurements;

•	working capital and components thereof;

•	return on equity or average stockholders’ equity;

•	return on assets;

•	market share;

•	net or gross sales measured by product line, territory, one or more customers, or other category;

•	stock price;

•	earnings per share;

•	earnings from continuing operations;

•	net worth;

•	credit rating;

•	levels of expense, cost or liability by category, operating unit, or any other delineation; or

•	any increase or decrease of one or more of the foregoing over a specified period.

These performance factors may relate to the performance of the Company or the performance of a business unit, product line, territory, or any combination of these. Performance targets for employees who are not executive officers may also be based on other additional objective or subjective performance criteria established by the Administrator.

Limitation on Discretion. The Administrator may at any time establish additional conditions and terms of payment of awards, including additional financial, strategic or individual goals, which may be objective or subjective. The Administrator may exercise negative discretion to reduce the amount of an award, but may not adjust upwards the amount payable pursuant to any award to a Covered Employee, nor may it waive the achievement of the performance target requirement for any Covered Employee, except in the case of the death or disability of the participant or a change in control of the Company.

Payment of Awards. Unless the Administrator determines otherwise, all payments in respect of awards granted under the Plan will be made in cash, and will be paid within a reasonable period after the end of the performance period. In the case of awards designed not to be subject to Code Section 409A as deferred compensation, payments will be made not later than the latest date at which such awards will still qualify for the Section 409A exemption for short-term deferrals. Unless the Administrator provides otherwise, a participant must be employed by us on the date that awards are paid to receive an award payment, except in the case of death or disability. If a participant dies or becomes disabled during a performance period, the participant (or the participant’s beneficiary) will receive a pro-rated award payment at the same time all other awards are paid for the performance period. In the event of a change in control, each named executive officer will be paid the target award amount (mid-point of any specified range of potential award payment amount) based on the assumption that the performance target was attained at the target level (mid-point of any specified range of performance targets) for the entire performance period. The target award amount will be paid within ten (10) days following the consummation of the change in control transaction.

Certification of Performance. Before payment of any award to a Covered Employee our Compensation Committee must certify in writing that the performance target requirement for such award was met.

Term. The Plan, if approved is effective as of April 1, 2014 with respect to the fiscal year performance period beginning January 1, 2014. The Administrator may at any terminate the Plan in whole or in part.

Amendment of the Plan. The Administrator may at any time amend the Plan, subject to approval by our stockholders to the extent stockholder approval is necessary to continue to qualify as “performance-based compensation” under Section 162(m) of the Code.

Administration of the Plan. Our Board has delegated its authority to administer the Plan to the Company’s compensation committee, to whom we refer as the “Administrator.” The compensation committee is expected to consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Administrator has the authority to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including (but not limited to) the following:

•	to interpret the Plan and any award;

•	to prescribe rules relating to the Plan;

•	to determine the persons to receive awards;

•	to determine the terms, conditions, restrictions and performance criteria, including performance factors and performance targets, relating to any award;

•	to accelerate an award that is designed not to be deferred compensation subject to Code Section 409A (after the attainment of the applicable performance target or targets);

•	to adjust performance targets in recognition of specified events such as unusual or non-recurring events affecting us or our financial statements, including certain asset dispositions, cessation of operations resulting from a natural disaster, or in response to changes in applicable laws, regulations, or accounting principles as specified in the Plan or in the performance targets established for any performance period;

•	to waive restrictive conditions for an award (but not performance targets); and

•	to make any other determinations that may be necessary or advisable for administration of the Plan.

Stockholder Approval. No award will be paid under the Plan if our stockholders do not approve the Plan, which approval will include the performance factors and the maximum award limit. If our stockholders approve the Plan, we must submit the Plan to our stockholders for re-approval on or before the first stockholder meeting that occurs in the fifth year following this current approval of the Plan.

Federal Income Tax Consequences of the Plan

Under federal income tax laws currently in effect:

Participants in the Plan will recognize in the year of payment ordinary income equal to the award amount, which is subject to applicable income and employment tax withholding by us (including the additional tax of 0.9% imposed on wages in excess of $200,000 under Section 3101(b)(2) of the Code). Under current regulations and guidance, we expect that awards under the Plan will not be subject to Section 409A of the Code, which imposes restrictions on nonqualified deferred compensation arrangements and penalizes participants for violating these restrictions.

Section 162(m). Section 162(m) of the Code imposes a $1 million annual limit on the amount of compensation that we may deduct for federal income tax purposes with respect to our chief executive officer and each of our three highest compensated officers (other than our chief executive officer and our chief financial officer), subject to certain exceptions. The Plan is intended to qualify for the exception under Section 162(m) for “performance-based compensation.” We expect that we will be entitled to a tax deduction in connection with the payment of each award under the Plan in an amount equal to the ordinary income realized by the participant without regard to the $1 million annual deduction limitation under Section 162(m) of the Code, if the stockholders approve the Plan and the other requirements of Section 162(m) are satisfied. However, the Administrator may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives. While the Administrator is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of the Company or out of step with the then-prevailing competitive market conditions. In such event, the Administrator’s priority will be determining what is in the best interest of the Company and its stockholders rather than compliance with the technical limitations imposed by the Code.

New Plan Benefits

Awards under the Plan are based on actual future performance. As a result, the amounts that will be paid under the Plan are not currently determinable. In no event, however, may any Covered Employee receive award amounts for any one year exceeding the lesser of: (i) 300% of base salary at the time the Award is established, or (ii) $6 million dollars.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF OUR 2014 EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN.

Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation

(Item 3 on the Proxy Card)

In accordance with Section 14A of the Exchange Act, our board of directors is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our board of directors or the Compensation Committee. While the vote on executive compensation is solely advisory in nature, our board of directors and the Compensation Committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the Compensation Committee, among other things, ensures that the Company’s executive compensation arrangements (i) do not incentivize executives to take unnecessary risks, (ii) do not include excessive change in control provisions and (iii) include long-term vesting provisions in the restricted stock grants to encourage executives to focus on long-term performance.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2015 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 3.

Proposal to Ratify the Appointment of Our Independent Auditors

(Item 4 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2014. The Audit Committee has appointed Grant Thornton to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton for fiscal 2013 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

How much were the independent auditors paid in 2012 and 2013?

Grant Thornton’s fees for professional services totaled $647,806 for 2012 and $707,235 for 2013. Grant Thornton’s fees for professional services included the following:

•	Audit Fees – aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations were $564,866 in 2012 and $652,835 in 2013.

•	Audit-Related Fees – aggregate fees for audit-related services, consisting of audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations, were $82,940 in 2012 and $54,400 in 2013.

•	Tax and All Other Fees – there were no tax or other fees for products or services provided by Grant Thornton in addition to the services described above in 2012 or 2013.

Does the Audit Committee approve the services provided by Grant Thornton?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP in fiscal 2012 and 2013 were pre-approved by our audit committee. No non-audit services were provided to us by Grant Thornton in 2012 or 2013.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Gulfport’s independent auditors?

Grant Thornton has served as our independent auditors since 2005.

What does the board of directors recommend?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2014.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including with respect to the nomination of directors, at the 2014 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than January 8, 2015.

Stockholders who wish to propose a matter for action at the 2015 Annual Meeting, including with respect to the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 12, 2015 and March 14, 2015. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below, or via the Internet at www.gulfportenergy.com under our “Corporate Governance” caption.

All written proposals should be directed to Michael G. Moore, our Corporate Secretary at Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our bylaws and discussed beginning on page 10 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Director of Investor Relations, Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 or via the Internet at www.gulfportenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below. Similarly, if you share an address with another Gulfport stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•	If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Appendix A

GULFPORT ENERGY CORPORATION

2014 EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN

1.	Purpose.

The purpose of Gulfport Energy, Inc. 2014 Executive Annual Incentive Compensation Plan is to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing incentive compensation that qualifies as “performance based compensation” within the meaning of Section 162(m) of the Code. The Plan is designed to focus on achievement of annual objectives and goals, determined at the beginning of each calendar year. Participants may earn a pre-determined percentage of base salary for the achievement of specified goals. The payout opportunity varies for performance above and below the pre-established target performance levels.

2.	Definitions.

Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and will be determined in accordance with, United States generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business. The following terms, as used herein, will have the following meanings:

(a) “Administrator” means the Board or a committee thereof to which the Board has delegated authority to administer the Plan in accordance with Section 3.

(b) “Award” means an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of specific Performance Targets during the Performance Period with respect to a preestablished Performance Factor.

(c) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time, the satisfaction of performance goals, or both. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means:

(i) The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company to any Person;

(ii) The Incumbent Directors cease for any reason to constitute a majority of the Board;

(iii) The adoption of a plan relating to the liquidation or dissolution of the Company; or

(iv) The consummation of any transaction (including, without limitation, any merger, consolidation or exchange) that results in any Person becoming the Beneficial Owner of more than 50% of the voting power of the Company.

(v) The foregoing notwithstanding, a transaction will not constitute a Change in Control if (i) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction; (ii) it constitutes an initial public offering or a secondary public offering that results in any security of the Company being listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a security on an interdealer quotation system; or (iii) solely because 50% or more of the total voting power of the Company’s then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans of the Company or any affiliate, or (B) any company that, immediately before such acquisition, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately before such acquisition.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company” means, collectively, Gulfport Energy Corporation and its subsidiaries and their respective successors.

(h) “Covered Employee” has the meaning set forth in Section 162(m)(3) of the Code.

(i) “Effective Date” means the date of adoption specified in Section 8.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Executive Officer” means an officer of the Company who is an “executive officer” within the meaning of Rule 3b-7 promulgated under the Exchange Act.

(l) “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) will be an Incumbent Director. No individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be an Incumbent Director.

(m) “Participant” means an officer or employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

(n) “Performance Factors” means the criteria and objectives, determined by the Administrator, used to measure the Performance Targets which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Factors may include any or all of the following: revenue; net sales; operating income; earnings before all or any of interest expense, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); growth of oil and natural gas production; growth of estimated or proved reserves; capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced; lease operating expenses; general and administrative expenses; net cash provided by operating activities or other cash flow measurements; working capital and components thereof; return on equity or average stockholders’ equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; or any increase or decrease of one or more of the foregoing over a specified period. Such Performance Factors may relate to the performance of the Company, a business unit, product line, territory, or any combination thereof. With respect to Participants who are not Executive Officers, Performance Factors may also include such objective or subjective performance goals as the Administrator may, from time to time, establish. Subject to Section 5(b) and Section 6(b) hereof, the Administrator will have the sole discretion to determine whether, or to what extent, Performance Factors are achieved.

(o) “Performance Period” means the Company’s fiscal year or such other period as may be specified by the Administrator.

(p) “Performance Target” means the specific performance goals applicable to any Performance Factor specified by the Administrator that are established to determine the amount payable to a Participant as a condition of the Participant’s receipt of payment with respect to an Award. Such performance goals may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable company or an index covering multiple companies, or otherwise as the Administrator may determine.

(q) “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, governmental entity or political subdivision thereof, or any other entity, and includes a syndicate or group as such terms are used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(r) “Plan” means Gulfport Energy Corporation 2014 Executive Annual Incentive Compensation Plan.

(s) “Publicly Held Corporation” means a corporation issuing any class of equity securities required to be registered under Section 12 of the Exchange Act and will have the meaning set forth in Section 162(m)(2) of the Code.

3.	Administration.

The Plan will be administered by the Administrator. The Administrator will have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards will be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Factors and Performance Targets, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to specify and make adjustments in the Performance Targets in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

During any period that the Company is a Publicly Held Corporation, the Board will delegate its authority to administer the Plan to a compensation committee. If the Board delegates its responsibility with respect to the administration of the Plan to a compensation committee thereof, the Administrator will consist of two or more persons each of whom will be an “outside director” within the meaning of Section 162(m) of the Code. All decisions, determinations and interpretations of the Administrator will be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

The Administrator and any members thereof will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. The Administrator, any members of the compensation committee and any officer or employee of the Company acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	Eligibility.

Awards may be granted to Participants in the sole discretion of the Administrator. In determining the persons to whom Awards may be granted, the Performance Factors and Performance Targets relating to each Award, the Administrator will take into account such factors as the Administrator deems relevant in connection with accomplishing the purposes of the Plan.

5.	Terms of Awards.

Awards granted pursuant to the Plan may be communicated to Participants in such form as the Administrator from time to time approves and the terms and conditions of such Awards will be set forth therein.

(a) In General. The Administrator will specify with respect to a Performance Period the Performance Factors and the Performance Targets applicable to each Award. Performance Targets may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the Award will be paid as well as a maximum level of performance above which no additional Award will be paid.

(b) Time and Form of Payment. Unless otherwise determined by the Administrator, all payments in respect of Awards granted under this Plan will be made, in cash, within a reasonable period after the end of the Performance Period, but in the case of Awards designed not to be deferred compensation within the meaning of Section 409A of the Code, not later than the latest date at which such Awards will still qualify for the exemption from Section 409A applicable to short-term deferrals. In the case of Participants who are Covered Employees, unless otherwise determined by the Administrator, such payments will be made only in accordance with the requirements of Section 6 after achievement of the Performance Targets has been certified by the Administrator.

6.	Awards to Covered Employees.

(a) Additional Conditions. If the Administrator determines at the time an Award is established for a Participant that the Company is a Publicly Held Corporation and such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Administrator will provide that this Section 6 is applicable to such Award under such terms as the Administrator may determine.

(b) Establishment of Performance Criteria and Performance Targets. If an Award is subject to this Section 6, then the payment of cash pursuant thereto will be subject to the Company achieving the applicable Performance Target for the applicable Performance Year set by the Administrator within the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered “pre-established.” Performance Factors and Performance Targets will be considered pre-established if they are adopted by the Administrator not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the time when 25 percent of the Performance Period has elapsed.

(c) Required Adjustments. To preserve the intended incentives and benefits of an Award based on revenue, net sales, operating income, EBIT, EBITA, or EBITDA, growth of oil and natural gas production, growth of estimated or proved reserves, capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced, lease operating expenses, general and administrative expenses, cash flow, return on equity or average stockholders’ equity, return on assets, sales (net or gross), earnings per share, earnings from continuing operations, levels of expense, cost or liability, the Administrator will apply the objective formula or standard with respect to the applicable Performance Target in a manner that will eliminate the effects of the following:

(i) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period;

(ii) the gain, loss, income or expense reported by the Company in its public filings with respect to the performance period that are extraordinary or unusual in nature or infrequent in occurrence,

(iii) the gains or losses resulting from, and the direct expenses incurred in connection with, any business, leasehold or well disposed of by the Company or any of its subsidiaries during the Performance Period to the extent that such dispositions were not included in the operating budget for the Performance Period for which the Performance Target was established;

(iv) the Performance Target and the actual results will be reduced by the pro forma gain, loss, income or expense of any business, leasehold or well disposed of by the Company or any of its subsidiaries during the Performance Period to the extent that such dispositions were not included in the operating budget for the Performance Period for which the Performance Target was established; and

(v) the Performance Target will be reduced in the event of a the cessation of operations of any business, leasehold or well as a result of natural disaster by an amount equal to the lost pro forma gain, loss, income or expense attributable to such business, leasehold or well during such period of ceased operations based upon the operating budget for the Performance Period for which the Performance Target was established.

The Administrator may, however, provide at the time the Performance Targets are established that one or more of the foregoing adjustments will not be made as to a specific Award. In addition, the Administrator may determine at the time the Performance Targets are established that other adjustments will apply to the objective formula or standard with respect to the applicable Performance Target to take into account, in whole or in part, in any manner specified by the Administrator, any one or more of the following with respect to the Performance Period: (1) gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation, (2) the impact of impairment of tangible or intangible assets, (3) the impact of restructuring activities, including but not limited to reductions in force, that are reported in the Company’s public filings covering the Performance Period and (4) the impact of investments or acquisitions made during the year or, to the extent provided by the Administrator, any prior year. Each of the adjustments described in this Section 6(c) may relate to the Company as a whole or any part of the Company’s business or operations, as determined by the Administrator at the time the Performance Targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Administrator. In addition to the foregoing, the Administrator will adjust any Performance Factors, Performance Targets or other features of an Award that relate to or are wholly or partially based on the number of, or the value of, any shares, to reflect a change in the Company’s capitalization, such as a stock split or dividend, or a corporate transaction, such as a merger, consolidation, separation (including a spin-off or other distribution of stock or property), or a reorganization of the Company.

(d) Discretionary Adjustments. The Administrator may, in its discretion, at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan, including to reduce the amount of such an Award at any time prior to payment based on such criteria as it may determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the Performance Factors. Notwithstanding any contrary provision of this Plan, the Administrator may not adjust upwards the amount payable pursuant to any Award subject to this Section 6, nor may it waive the achievement of the Performance Target requirement contained in Section 6(b), except in the case of the death or disability of the Participant or a change in control of the Company.

(e) Certification. Prior to the payment of any Award subject to this Section 6, the Administrator must certify in writing that the Performance Target requirement applicable to such Award was met.

(f) Additional Restrictions. The Administrator will have the power to impose such other restrictions on Awards subject to this Section 6 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

(g) Maximum Individual Bonus. Notwithstanding any other provision hereof, no Covered Employee may receive a payment attributable to an Award under the Plan for any one year in excess of the lesser of: (i) 300% of base salary at the time the Award is established, or (ii) $6 million dollars. The foregoing limit will be subject to adjustments consistent with Section 6(h) in the event of acceleration or deferral.

(h) Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration or Deferral of Payment. Without limiting the Administrator’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and compliance with Section 162(m), the Administrator will have the authority to accelerate an Award that is designed not to be deferred compensation within the meaning of Section 409A of the Code (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for an Award (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Administrator deems appropriate. In the case of any acceleration of an Award after the attainment of the applicable Performance Target(s), the amount payable will be discounted to its present value using an interest rate equal to Moody’s Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)). In addition, and notwithstanding anything elsewhere in the Plan to the contrary, the Administrator will have the authority to provide under the terms of an Award that payment or vesting will be accelerated upon the death or disability of a Participant, a change in control of the Company, or, after the attainment of the applicable Performance Target(s) upon termination of the Participant’s employment without cause or as a constructive termination, as and in the manner provided by the Administrator, and subject to such provision not causing the Award or the Plan to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally.

7.	General Provisions.

(a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan, will be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) Stockholder Approval. No Award may be paid under this Plan prior to the date that stockholders of the Company receive disclosure of and approve the material terms of the Performance Factors under the Plan. As and to the extent provided under Section 162(m) of the Code, the material terms of the Performance Factors under the Plan must be disclosed to and reapproved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the Performance Factors under the Plan.

(c) Nontransferability. Awards will not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award will be payable to the Participant’s designated beneficiary or, if no beneficiary has been designated, transferable by will or the laws of descent and distribution.

(d) No Right to Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto will confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(e) Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company will have the right to withhold or otherwise require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

(f) Amendment, Termination and Duration of the Plan. The Administrator may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) will be effective unless the same is approved by the requisite vote of the stockholders of the Company.

(g) Participant Rights. No Participant will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(h) Termination of Employment. The amount of any Award to a Covered Employee or an Executive Officer will be forfeited if the Participant’s employment terminates for any reason prior to the date the Administrator certifies in writing that the Performance Target requirement applicable to such Award was met. Unless otherwise provided by the Administrator in connection with specified terminations of employment, if the employment of a Participant who is not a Covered Employee or an Executive Officer terminates for any reason prior to the end of a Performance Period prior to the payment of any Award for any reason other than death or disability, no Award will be payable to such Participant for that Performance Period. A Participant whose termination is due to his or her death or disability will be entitled to receive a prorated Award based on the number of days he or she was employed by the Company during the applicable Performance Period, such Award to be paid to such Participant (or such Participant’s beneficiary, in the case of such Participant’s death) at the same time such Award would have been paid if such Participant remained employed.

(i) Change in Control. In the event of a Change in Control, each Participant will be paid the target Award amount based on the assumption that the Performance Target was attained at the target level for the entire Performance Period. The target Award amount will be paid within ten (10) days following the consummation (closing date) of the Change in Control transaction. For purposes of clarity, references to “target Award” and “target level” mean the mid-point of any specified range of potential Award payment amounts or Performance Targets.

(j) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award will give any such Participant any rights that are greater than those of a general creditor of the Company.

(k) Governing Law. The Plan and all determinations made and actions taken pursuant hereto will be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(l) Effective Date. The Plan will take effect upon its adoption by the Board for the fiscal year performance period beginning January 1, 2014; provided, however, that prior to the payment of any amount pursuant to any Award, the Plan will be subject to the requisite approval of the stockholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) will be null and void.

(m) Beneficiary. A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary pursuant to Section 7(b), the executor or administrator of the Participant’s estate will be deemed to be the grantee’s beneficiary.

(n) Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof will be construed in a manner to so comply. Notwithstanding anything to the contrary in the Plan, the provisions of the plan may at any time be bifurcated by the Administrator in any manner so that certain provisions of the Plan or any Award intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to Covered Employees whose compensation is subject to Section 162(m).

(o) No Impairment of Rights. The adoption or administration of the Plan is not intended, nor will it be interpreted, as having the effect of modifying, altering, adding or impairing any right that a Participant may have under a separate agreement entered into between the Company or any of its subsidiaries and such Participant.

(p) Section 409A. It is intended that any amounts payable with respect to any Award under this Plan will to the maximum extent possible be treated as short-term deferrals within the meaning of Treas. Regs. §1.409A-1(b)(4) or other payments that are not treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments. To the extent that any amounts payable under this Plan constitute nonqualified deferred compensation it is intended that such payments will comply with and avoid the imputation of any tax, penalty or interest under Section 409A. This Plan and any Award under the Plan will be construed and interpreted consistent with that intent. Any amount that is paid will be treated as a separate payment. Participants will not, directly or indirectly designate the taxable year of any payment made under this Plan. Neither Company nor any of its subsidiaries guaranty or warrant the tax consequences of any Award under this Plan and, except as specifically provided to the contrary in this Plan, each Participant will in all cases, be liable for any taxes due as a result of an Award under this Plan. Neither Company nor any of its subsidiaries will have any obligation to indemnify or otherwise hold any Participant harmless from any or all taxes, interest or penalties, or liability for any damages related thereto.

8.	Execution.

To record the adoption of the Plan by the Board on April 1, 2014, effective on such date, the Company has caused its authorized officer to execute the Plan as evidence of its adoption.

Gulfport Energy Corporation

By:	/s/ Michael G. Moore
Michael G. Moore, Interim
Chief Executive Officer

PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

Gulfport Energy Corporation

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Michael G. Moore and J. Ross Kirtley (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Gulfport Energy Corporation (the “Company”) to be held on June 12, 2014 at 10:00 a.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2014 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, FOR EACH OF THE PROPOSALS 2, 3 AND 4 IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side.)

Detach here from proxy voting card.

GULFPORT ENERGY CORPORATION
Proposal 1 – ELECTION OF DIRECTORS

01 Michael G. Moore	For ☐	Against ☐	Abstain ☐

02 Donald L. Dillingham	For ☐	Against ☐	Abstain ☐

03 Craig Groeschel	For ☐	Against ☐	Abstain ☐

04 David L. Houston	For ☐	Against ☐	Abstain ☐

05 Michael S. Reddin	For ☐	Against ☐	Abstain ☐

06 Scott E. Streller	For ☐	Against ☐	Abstain ☐

Proposal 2 – Proposal to Approve Our 2014 Executive Annual Incentive Compensation Plan	For ☐	Against ☐	Abstain ☐

Proposal 3 – Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation	For ☐	Against ☐	Abstain ☐

Proposal 4 – Proposal to Ratify the Appointment of Our Independent Auditors, Grant Thornton LLP, for fiscal year 2014	For ☐	Against ☐	Abstain ☐

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1 AND FOR EACH OF THE PROPOSALS 2, 3 AND 4 IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

Signature                              Signature, if held jointly                              Dated                     , 2014

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person.

Proxy – Gulfport Energy Corporation

You are cordially invited to attend the Annual Meeting of Stockholders

To be held on June 12, 2014, at

10:00 a.m. Oklahoma City time, at

14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.